UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Holly Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HOLLY CORPORATION
100 Crescent Court
Suite 1600
Dallas, Texas 75201-6915

March 25, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Holly Corporation (the “Company”) to be held on Wednesday, May 5, 2010, at 10:00 a.m., local time, at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a form of proxy for use in voting at the meeting and an Annual Report for Holly Corporation.

At the Annual Meeting, you will be asked (i) to elect seven (7) directors to the Board of Directors of the Company, (ii) to ratify the recommendation of the Company’s Audit Committee, and endorsed by the Board of Directors, of the selection of Ernst & Young, LLP, an independent registered public accounting firm, as the Company’s auditor for the year 2010, and (iii) to act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed Proxy Statement before you vote. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy card or grant your proxy by internet or telephone, as described on the enclosed proxy card, as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

MATTHEW P. CLIFTON
Chairman of the Board and Chief Executive Officer

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. We urge you to access the proxy materials on the internet or to request an electronic or a paper copy of them as promptly as possible. Whether you plan to be present at the Annual Meeting or not, you are requested to submit your proxy electronically, via telephone or, if you received a paper copy, by completing, signing, and returning the proxy card to ensure that your shares will be represented. Returning your proxy card or granting your proxy by the internet or by telephone will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the proxy card or has granted his or her proxy electronically or by telephone. When providing your proxy, please indicate whether you plan to attend the Annual Meeting in person. You may revoke your proxy before the Annual Meeting as described in the Proxy Statement under the heading “Solicitation and Revocability of Proxies.” The prompt return of proxies will save the expense involved in further communications.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT OF HOLLY CORPORATION
SOLICITATION AND REVOCABILITY OF PROXIES
VOTING AND QUORUM
PROPOSAL ONE -- ELECTION OF DIRECTORS
PROPOSAL TWO -- AUDITORS
OWNERSHIP OF SECURITIES
DIRECTORS
MEETINGS AND COMMITTEES OF DIRECTORS
DIRECTOR NOMINATION PROCEDURES
RECOMMENDATION OF DIRECTOR CANDIDATES BY STOCKHOLDERS
BOARD LEADERSHIP STRUCTURE
PRESIDING DIRECTOR AND COMMUNICATIONS WITH THE BOARD
RISK MANAGEMENT
EXECUTIVE OFFICERS
CODE OF BUSINESS CONDUCT AND ETHICS
CORPORATE GOVERNANCE GUIDELINES
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
EQUITY COMPENSATION PLAN TABLE
AUDIT FEES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

HOLLY CORPORATION
100 Crescent Court
Suite 1600
Dallas, Texas 75201-6915

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 25, 2010

PLEASE TAKE NOTICE that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Holly Corporation (the “Company”) will be held on Wednesday, May 5, 2010, at 10:00 a.m. local time at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, to consider and vote on the following matters:

1. Election of seven (7) directors to serve on the Board of Directors (the “Board”) of the Company until the Company’s next annual meeting;

2. Ratification of the recommendation of the Company’s Audit Committee, endorsed by the Board, of the selection of Ernst & Young, LLP, an independent registered public accounting firm, as the Company’s auditor for the year 2010; and

3. Such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Annual Report for the year ended December 31, 2009 is being distributed with this Proxy Statement.

The close of business on March 12, 2010 (the “Record Date”) has been fixed as the record date for the determination of stockholders entitled to receive notice of and the right to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on the Record Date are entitled to notice of and the right to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company’s offices at the address on this notice and will also be available at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2010:

As permitted by rules adopted by the Securities and Exchange Commission, we are making this Proxy Statement, the proxy card and the Company’s 2009 annual report (the “proxy materials”) available to stockholders electronically via the internet. We believe that this process should expedite the receipt of proxy materials by our stockholders and lower the costs of our Annual Meeting. Instead of a paper copy of the proxy materials, most of our stockholders are receiving a notice, mailed on March 25, 2010, which includes instructions on how to access the proxy materials via the internet, how to vote your shares and how to request a paper copy of the proxy materials.

By Order of the Board of Directors:

DENISE C. MCWATTERS
Secretary

PROXY STATEMENT
OF
HOLLY CORPORATION
100 Crescent Court
Suite 1600
Dallas, Texas 75201-6915

SOLICITATION AND REVOCABILITY OF PROXIES

The Board requests your proxy for use at the Annual Meeting of Stockholders to be held on Wednesday, May 5, 2010, and at any adjournment or postponement thereof. By signing and returning the proxy card, or granting your proxy via the internet or via telephone, you authorize the persons named on the proxy card or in your telephonically or electronically submitted proxy (collectively, the “Proxy”), to represent you and to vote your shares at the Annual Meeting.

The Company made the proxy materials available to you over the internet or, upon your request, has delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2010 Annual Meeting of Stockholders. Stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail during the voting period. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.

On or about March 25, 2010, the Company mailed a Notice of Internet Availability of Proxy Materials to stockholders containing instructions on how to access the Proxy Statement and vote online. Each registered stockholder (you own shares in your own name on the books of our transfer agent) received one copy of each such Notice per account even if at the same address, unless the Company has received contrary instructions from one or more of such stockholders, while most banks and brokers delivered only one copy of such Notice to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other holder of record. Similarly, most street-name stockholders who received multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Officers, directors and employees of the Company may solicit proxies personally or by telephone, electronic mail, telegram or other forms of wire, wireless or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries forward solicitation material to the beneficial owners of the Company’s Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed proxy card, are represented by another proxy, or have granted your proxy by the internet or by telephone. You may revoke your proxy, whether granted by the internet or by telephone or by returning the enclosed proxy card, at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company, (b) delivering written notice of revocation of the proxy to the Secretary of the Company, or (c) voting in person at the Annual Meeting. In addition, if you granted your proxy by the internet or by telephone, you may revoke such grant by resubmitting your proxy by the internet or by telephone at any time prior to 11:59 p.m., Eastern Daylight Time, on May 4, 2010. In the absence of any such revocation, shares represented by the persons named in the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, there were 53,260,409 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. The holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that could have been transacted at the Annual Meeting had a quorum originally been present. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named in the Proxy intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals described in this Proxy Statement have been received or it appears that sufficient proxies will not be received.

If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 2 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Any broker non-vote will not be included in the number of shares voting with respect to non-discretionary matters.

Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

PROPOSAL ONE — ELECTION OF DIRECTORS

The Board has designated Buford P. Berry, Matthew P. Clifton, Leldon E. Echols, Robert G. McKenzie, Jack P. Reid, Paul T. Stoffel and Tommy A. Valenta as nominees for election as directors of the Company at the Annual Meeting (each, a “Nominee”). All of the Nominees currently serve as directors of the Company. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of Stockholders in 2011 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see “Directors.”

Each of the Nominees has consented to be named as a Nominee. The Board has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve prior to the election, your proxy will be voted for the election of a substitute nominee recommended by the current Board, or the number of the Company’s directors will be reduced.

Required Vote and Recommendation

The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Company’s Restated Certificate of Incorporation, as amended, and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed in the Proxy or unless authority to vote is withheld, the Proxy will be voted for the election of each of the Nominees.

The Board recommends a vote “FOR” the election of each of the Nominees.

PROPOSAL TWO — AUDITORS

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, an independent registered public accounting firm, to be the Company’s auditor for the year 2010 and, with the endorsement of the Board, recommends to the stockholders that they ratify that appointment. Ernst & Young LLP served in this capacity in 2009. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed services, Ernst & Young LLP is required to confirm that the provision of such services does not impair its independence. Before selecting Ernst & Young LLP, the Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving Ernst & Young LLP and any proceedings by the Securities and Exchange Commission (the “SEC”) against the firm. In this respect, the Audit Committee has concluded that the ability of Ernst & Young LLP to perform the services for the Company is in no way adversely affected by any such litigation or other proceedings.

The Board and the Audit Committee recommend a vote “FOR” the ratification of the Board’s selection of Ernst & Young LLP as the Company’s auditor for 2010.

OWNERSHIP OF SECURITIES

The following table and the notes thereto set forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each current director of the Company, (ii) the named executive officers of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each other person known to the Company to own beneficially more than five percent of Common Stock outstanding on the Record Date. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, Texas 75201-6915.

The Company has determined beneficial ownership in accordance with regulations of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Record Date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by such person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company’s knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. On the Record Date, there were 53,260,409 shares of Common Stock outstanding.

	Number of Shares		Percent of
	and Nature of		Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership		Outstanding

TCTC Holdings, LLC	7,212,485	(1)	13.54%
2626 Cole Avenue, Suite 705 Dallas, Texas 75204
Allianz Global Investors Management Partners LLC	3,007,200	(2)	5.65%
680 Newport Center Drive, Suite 250 Newport Beach, California 92660
Lazard Asset Management LLC	2,698,597	(3)	5.07%
30 Rockefeller Plaza, New York, New York 10112
Jack P. Reid	597,495	(4)(5)(6)	1.12%
Matthew P. Clifton	382,579	(4)(5)	*
Paul T. Stoffel	263,288	(4)	*
David L. Lamp	94,878	(4)(5)	*
Marcus R. Hickerson	69,836	(4)(7)	*
Bruce R. Shaw	35,950	(4)
Thomas K. Matthews, II	23,578	(4)	*
Robert G. McKenzie	20,528	(4)(8)	*
George J. Damiris	20,117	(4)	*
Buford Berry	14,388	(4)	*
Denise C. McWatters	5,838	(4)	*
Leldon E. Echols	3,697	(4)	*
Tommy A. Valenta	0

All directors and executive officers as a group (13 persons)	1,532,172	(4)(5)(9)	2.88%

*	less than one percent.

(1)	TCTC Holdings, LLC has sole voting power and sole dispositive power with respect to 7,212,485 shares and no shared voting power or shared dispositive power for any shares.

(2)	Allianz Global Investors Management Partners LLC (“AGIMP”) has filed with the SEC a Schedule 13G, dated December 31, 2009. Based on the Schedule 13G, AGIMP, along with its wholly-owned subsidiaries Nicholas-Applegate Capital Management LLC (“NACM”), Oppenheimer Capital LLC (“OpCap”) and NFJ Investment Group LLC (“NFJ”), share beneficial ownership with respect to 3,007,200 shares. The Schedule 13G also reported that (i) NFJ has sole voting power and sole dispositive power with respect to 3,007,200 shares and no shared voting power or shared dispositive power for any shares, and (ii) AGIMP, NACM and OpCap have no sole voting power, sole dispositive power, shared voting power or shared dispositive power for any shares.

(3)	Lazard Asset Management LLC has filed with the SEC a Schedule 13G, dated January 30, 2010. Based on the Schedule 13G, Lazard Asset Management LLC has sole voting power with respect to 2,451,492 shares and sole dispositive power with respect to 2,698,597 shares and no shared voting power or shared dispositive power for any shares.

(4)	The number of shares beneficially owned includes unvested shares of restricted stock (including restricted stock granted in March 2010 which (as of the Record Date) such individuals cannot dispose of until the restrictions on these shares lapse, as follows: 76,853 restricted shares for Mr. Clifton, 42,103 restricted shares for Mr. Lamp, 10,869 restricted shares for Mr. Shaw, 12,070 restricted shares for Mr. Damiris, 4,459 restricted shares for Ms. McWatters, and 146,354 restricted shares for all executive officers as a group. The number does not include unvested performance share units. The number of shares beneficially owned by Messrs. Berry, Echols, Hickerson, Matthews, McKenzie, Reid and Stoffel includes a total of 53,905 restricted share units granted to each of these directors as compensation between 2007 and 2009 (see description of restricted stock units under “Compensation of Directors”). This number does not include the 8,631 restricted stock units vesting May 14, 2010.

(5)	The number of shares beneficially owned includes shares in the Thrift Plan for Employees of Holly Corporation, its Affiliates and Subsidiaries.

(6)	This number includes 515,176 shares held in a family limited partnership of which Mr. Reid is the general partner. Mr. Reid disclaims beneficial ownership except to the extent of his partnership interest in the family limited partnership.

(7)	Mr. Hickerson disclaims beneficial ownership as to 16,000 of these shares, which are held in trusts for the benefit of two of his children, of which he is the trustee.

(8)	Mr. McKenzie disclaims beneficial ownership as to 500 of these shares, which are held as custodian for his granddaughter under the Uniform Transfer to Minors Act.

(9)	Includes the 515,176 shares as to which Mr. Reid disclaims beneficial ownership, the 16,000 shares as to which Mr. Hickerson disclaims beneficial ownership, and the 500 shares as to which Mr. McKenzie disclaims beneficial ownership.

DIRECTORS

The following tables set forth certain information regarding the directors of the Company in 2009 and Nominees for election in 2010. Each director’s term of office expires at the Annual Meeting.

Name of Nominee	Age	Current Title

Buford P. Berry	74	Director
Matthew P. Clifton	58	Chief Executive Officer, Chairman of the Board
Leldon E. Echols	54	Director
*Marcus R. Hickerson	83	Director
*Thomas K. Matthews, II	84	Director
Robert G. McKenzie	72	Director
Jack P. Reid	73	Director
Paul T. Stoffel	76	Director
Tommy A. Valenta (Director from February 2010 to present)	61	Director

*	Not standing for reelection in 2010.

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating/Corporate Governance Committee (the “Nominating

Committee”) considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future needs. The Board also believes that all directors must possess a considerable amount of business management, business leadership and educational experience. When considering director candidates, the Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nominating Committee also focuses on issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

All our directors bring to the Board executive leadership experience derived from their service in the many areas detailed below for each director. The process undertaken by the Nominating Committee in recommending qualified director candidates is described below under “Director Nomination Procedures”. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

The names of the current directors and Nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, and the year first elected as a Director, are set forth below.

Buford P. Berry, a director since May 2004, has served as a director, an advisory committee member (which performs audit committee functions) and compensation committee member of Dorchester Minerals Management GP LLC, the general partner of Dorchester Minerals LP (NASDAQ: DMLP), since February 2003. He is currently of counsel to Thompson & Knight, L.L.P., a Texas based law firm. Mr. Berry has been an attorney with Thompson & Knight L.L.P., serving in various capacities since 1963, including as Managing Partner from 1986 to 1998. While in active practice with Thompson & Knight L.L.P., Mr. Berry’s practice focused on federal income taxation with an emphasis on oil and gas taxation and tax litigation. Mr. Berry received his B.B.A. in Accounting from The University of Texas at Austin, and received his L.L.B. from The University of Texas School of Law. The Board selected Mr. Berry to be a director because he brings to the Board an additional perspective in dealing with complex legal, regulatory and risk matters affecting the Company due to his service as managing partner at a large law firm in Texas. His service on the advisory committee for Dorchester Minerals Management GP LLC and audit committees of other public companies provides additional valuable experience in managing risks.

Matthew P. Clifton, a director since 1995, has been with the Company for over twenty-five years and was elected as the Company’s Chairman of the Board and Chief Executive Officer in April 2007. Mr. Clifton served as Chief Executive Officer from 2006 until April 2007. Mr. Clifton served as President of the Company from 1995 to 2006, and since March 2004, has served as Chairman of the Board and Chief Executive Officer of Holly Logistic Services, L.L.C. (“HLS”), the general partner of HEP Logistics Holdings, L.P., which is the general partner of Holly Energy Partners, L.P. (“HEP”), a Delaware limited partnership. The Company currently owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P. Mr. Clifton received his B.S. in Accounting and Financing from St. Joseph’s University. Mr. Clifton serves on the Board because he is the Company’s Chief Executive Officer and has been with the Company for over 25 years, having started in 1980. The Board selected Mr. Clifton to be a director because he has extensive knowledge of operations of the Company, the refining industry and macro-economic conditions, as well as valuable industry relationships throughout the country. Mr. Clifton brings a unique and valuable perspective as well as an understanding of the Company’s history, culture, vision and strategy to the Board.

Leldon E. Echols, a director since January 2009, is a private investor. From 2000 to 2006, Mr. Echols served as Executive Vice President and Chief Financial Officer of Centex Corporation. Before joining Centex Corporation, Mr. Echols was a managing partner in Arthur Andersen LLP’s audit and business advisory practice from 1997 to 2000, and he held various other positions with the firm between 1978 and 1997. Mr. Echols received a bachelor of science degree in accounting from Arkansas State University and is a certified public accountant. He is currently a member of the boards of directors of three public companies: Trinity Industries, Inc. (NYSE: TRN), where he serves on the audit and human resources (compensation) committees, and Crosstex Energy, L.P. (NASDAQ: XTEX) and a related company, Crosstex Energy, Inc. (NASDAQ: XTXI), where he serves on the audit committees. Mr. Echols also serves on the boards of directors of Roofing Supply Group Holdings, Inc. and Colemont Corporation, two private companies. From 2005 to 2007, Mr. Echols was a member of the board of directors of TXU Corp., where he served on the audit and compensation committees. Mr. Echols serves the community by serving as a board member of the Circle Ten Council of Boy Scouts of America, the Baylor Healthcare Foundation, and the Dallas Chapter of the American Red Cross. The Board selected Mr. Echols to be a director because he brings to the board executive management and directorship experience in public companies, together with extensive financial and management experience. Mr. Echols also brings to the Board financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert. Mr. Echols’ prior and current service on the audit committees of other publicly traded companies gives him a range of experiences and skills that compliment his current committee assignments with the Company. For purposes of the Company’s succession planning, his audit committee services also provide him with the necessary skills and qualifications to serve as the chairman of the Audit Committee in the future.

Marcus R. Hickerson, a director since 1960, was a consultant to Centex Development Company from 1987 to 1999 and has been President and Director of Waxahachie Community Development Corporation since 1999. He has served as Director of the Ellis County Water Control & Improvement District since 1982. Mr. Hickerson received his B.S. in Business Administration from North Texas State University. As one of our longest serving independent outside directors, Mr. Hickerson brings historical, long-term perspective and leadership to the Board, together with knowledge of the Company’s operations and growth strategy. Mr. Hickerson is retiring from the Board in May, 2010, so his qualifications for the 2010 director election are not presented.

Thomas K. Matthews, II, a director since 1978, was President of RepublicBank Houston from 1976 to 1985. Mr. Matthews also served as Executive Director of Republicbank Corporation from 1983 to 1985, and Vice Chairman of First City National Bank of Houston from 1985 to 1989. Mr. Matthews has been a financial consultant since 1989. Mr. Matthews’ educational background includes attendance at the Harvard Business School and the SMU Graduate School of Banking. As one of our longest serving independent outside directors, Mr. Matthews brings extensive education and background in business and the financial industry. Mr. Matthews is retiring from the Board in May, 2010, so his qualifications for the 2010 director election are not presented.

Robert G. McKenzie, a director since 1992, has been a financial consultant since 2000. From 1985 to 1990, Mr. McKenzie served as Executive Vice President of Republic Bank Dallas, and he held various other positions with the company between 1965 and 1985. From 1990 to 1999, he was Executive Vice President and Chief Operating Officer of Brown Brothers Harriman Trust Company of Texas. From 1999 to June 2009, Mr. McKenzie was a member of the board of directors of Brown Brothers Harriman Trust Company of Texas. In December 2009, he became a member of the board of directors of Turtle Creek Trust Company. Mr. McKenzie has also served as Chairman of the Trust Counsel committee of the American Bankers Association (and member of its taxation committee), Chairman of the Texas Bankers Association Legislative Committee (and member of its Board of Directors), and Secretary/Treasurer of the Dallas Bar Association Probate and Trust Law Section. Mr. McKenzie was named Outstanding Trust Banker by the Texas Bankers Association in 1986. The Board selected Mr. McKenzie as a director because he brings to the Board financial reporting expertise and a level of financial sophistication that qualify him as a financial expert in his role as the Chair of the Audit Committee. Mr. McKenzie’s long history with the Company, combined with his leadership skills and operating experience, makes him particularly well suited to be our Presiding Director. Due to his service on several of the Company’s committees, Mr. McKenzie possesses a broad range of expertise and knowledge of all committee functions, together with an invaluable overview of the Company’s businesses. Mr. McKenzie received his B.A. and M.A. in History and his J.D. from the University of Texas.

Jack P. Reid, a director since 1977, was a consultant to the Company from August 1999 through July 2002. Until August 1999, Mr. Reid was Executive Vice President, Refining, of the Company, where his duties included a wide range of operational areas that give him a unique perspective and operational expertise that is valuable and needed by the Board. Mr. Reid serves on the Company’s Public Policy Committee, where his operational expertise is valuable in reviewing, formulating and modifying the Company’s policies and procedures on matters of public and governmental concern that significantly affect the Company. Mr. Reid received his B.S. in Chemical

Engineering from Kansas University. The Board selected Mr. Reid to be a director because, as one of our longest serving independent outside directors, Mr. Reid brings historical, long-term perspective and leadership to the Board, together with extensive knowledge of the Company’s refining operations and growth strategy.

Paul T. Stoffel, a director since 2001, has been Chairman of Triple S Capital Corp. and of Paul Stoffel Investments since 1985, engaged in public and private equity investments. Mr. Stoffel also serves the community as a member of the board of directors of the Dallas Center for Performing Arts, the Dallas Museum of Art, and the Southwestern Medical Foundation. Mr. Stoffel received his MBA from Harvard Business School. The Board selected Mr. Stoffel to be a director because he brings to the Board knowledge of the investment community and a unique shareholder perspective.

Tommy A. Valenta, a director since February 2010, was the President, Chief Executive Officer and Director of Chaparral Steel Company from July 2005 until September 2007, when he retired. Prior to joining Chaparral Steel Company, Mr. Valenta was employed at Texas Industries, Inc. for 37 years, where he was the Executive Vice-President and Chief Operating Officer — Steel from 1998 to 2005, and held various other positions with the company between 1970 and 1988. Throughout Mr. Valenta’s career he has served as a director of various industry associations including the National Ready Mixed Concrete Association, American Institute of Steel Construction, International Iron and Steel Institute and the Steel Manufacturers Association. Mr. Valenta currently serves on the boards of directors of: American Excelsior Company (where he serves on the audit and compensation committees), the Circle Ten Council of the Boy Scouts of America, and Cashiers Community Fund. Mr. Valenta also serves as President of the Corporation for the Episcopal Diocese of Dallas and is a member of the Salesmanship Club of Dallas. Mr. Valenta received his MBA from Southern Methodist University. The Board selected Mr. Valenta as a director because he brings to the Board executive and general management experience and teambuilding leadership in a public company.

None of our directors reported any litigation for the period from 2000 to 2010 that is required to be reported in this Proxy Statement.

Compensation of Directors

For the year ended December 31, 2009, directors who are not employees of the Company or its subsidiaries were compensated as follows:

Annual Retainer (payable in 4 quarterly installments)	$40,000
Each Attended Board Meeting or Committee Meeting	$2,000
Telephonic Special Board or Committee Meetings (under 30 Minutes)	$0
Telephonic Special Board or Committee Meetings (over 30 minutes)	$1,000	(1)
Annual Grant of Restricted Stock Units under the Long-Term Incentive Compensation Plan(2)	$120,000
Special Retainer for Chairman of Audit Committee	$15,000
Special Retainer for Chairman of Compensation, Nominating or Public Policy Committee	$10,000

Employees of the Company who also serve as directors are not entitled to any additional compensation for their services on the Board.

(1)	$2,000 may be paid for telephonic meetings of longer duration as determined by the chairman of the meeting. As of the date of this Proxy Statement, no telephonic meetings have resulted in the payment of a $2,000 meeting fee.

(2)	Restricted stock unit grants are based upon the market closing price of our Common Stock on the day of the grant. With respect to the restricted stock units, the restrictions generally lapse in 25% increments every three months and fully vest one year following the date of grant provided the Director has continued serving on the Board until the end of each three-month period. Restricted stock units are awarded on the date of our Annual Meeting of Stockholders. Accelerated vesting will occur upon a Change in Control, the Director’s total and permanent disability or death, or the Director’s retirement. Settlement of the vested restricted stock units in shares of our Common Stock will only occur upon the earlier of: (a) the month following the Director’s cessation of service as a member of the Board for any reason, (b) within thirty (30) days following the death of the Director, (c) within thirty (30) days following a Change in Control, or (d) on the third anniversary of the date of the grant. Until such time as the awards are settled, the Director shall be entitled to receive dividend equivalent rights, but not voting rights, with regard to the Common Stock underlying the awards.

For purposes of director restricted stock units, a Change in Control occurs after: (i) any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction); (ii) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; (iii) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. However, under subsection (i), if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control, but an increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of subsection (i). Under subsection (ii), if any Person or Group is considered to own 35% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control. No Change in Control occurs occur under subsection (iv) as a result of a transfer of assets to: (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (c) a Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (c) above.

For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. In addition, the provisions of Section 318(a) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) are not treated as owned by the individual who holds the option.

During the year ended December 31, 2009, compensation was provided to the Company’s outside directors as set forth below:

	Fees Earned
	or Paid	Stock	All Other
Director(1)	in Cash(2)	Awards(3)	Compensation	Total

Buford P. Berry	$103,000	$119,996	$0	$222,996
Leldon E. Echols	$77,000	$119,996	$0	$196,996
Marcus R. Hickerson	$73,000	$119,996	$0	$192,996
Thomas K. Matthews, II	$103,000	$119,996	$0	$222,996
Robert G. McKenzie	$108,000	$119,996	$0	$227,996
Jack P. Reid	$63,000	$119,996	$0	$182,996
Paul T. Stoffel	$84,000	$119,996	$0	$203,996

(1)	Tommy A. Valenta became a director in February 2010 and therefore is not included in this table.

(2)	Represents fees earned or paid in cash for services as a director during 2009, including annual retainer fees, meeting fees, and committee chairmanship fees.

(3)	Reflects the aggregate grant date fair value of all stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R) (“FASB ASC 718”). Each of the 2009 directors received an award of 4,930 restricted stock units under the Long-Term Incentive Compensation Plan on May 14, 2009 with a grant date fair value of $119,996 (computed using the closing price of $24.34 on the date of grant). Of the restricted stock units granted to each director, 25% vested on August 14, 2009, 25% vested on November 14, 2009, 25% vested on February 14, 2010, and the remaining 25% will vest on May 14, 2010. The fair value of each restricted stock unit grant is amortized over the vesting period. As of December 31, 2009, the aggregate number of stock awards outstanding for each director was as follows: Messrs. Berry, Hickerson, Matthews, McKenzie, Reid and Stoffel each held 9,601 restricted stock units, and Mr. Echols held 4,930 restricted stock units.

Guidelines for Stock Ownership for Outside Directors

Pursuant to the stock ownership guidelines approved by the Board in 2009, each director is expected to own at least 3,000 shares of our Common Stock. To the extent a director does not meet these guidelines he will be expected to retain 25% of the shares of Common Stock received upon settlement of his restricted stock unit award, until such time as the stock ownership requirement is met. Currently all of our directors are in compliance with the stock ownership guidelines.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board is comprised of a majority of independent directors as defined in Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards. The directors determined by the Board to be independent under this standard are Buford P. Berry, Leldon E. Echols, Marcus R. Hickerson, Thomas K. Matthews, II, Robert G. McKenzie, Jack P. Reid, Paul T. Stoffel and Tommy A. Valenta.

In determining that Mr. Hickerson is an independent director, the Board considered the fact that Mr. Hickerson’s 56-year-old son, M. Neale Hickerson, is employed as a Vice President of the Company and certain subsidiaries, including Holly Logistic Services, L.L.C. From January 2004 to February 2005, M. Neale Hickerson’s title as an officer of the Company was Vice President, Treasury and Investor Relations, and his current title is Vice President, Investor Relations. The Board’s determination that the employment of M. Neale Hickerson would not interfere with Marcus R. Hickerson’s ability to act independently from the management of the Company was based particularly on the fact that Marcus R. Hickerson satisfies all of the independence requirements of Section 303A.02(b) of the NYSE’s listing standards. Additionally, the Board based its determination on the role played in the Company by M. Neale Hickerson and the fact that he is not an executive officer of the Company.

In determining that Mr. Reid is an independent director, the Board considered the fact that Mr. Reid’s 49-year-old son, Willie D. Reid, is employed as a Manager of Applications Infrastructure Support of the Company. From

May 1986 to present, Willie D. Reid has maintained various IT positions, and his current title is Manager, Applications Infrastructure Support of the Company. The Board’s determination that the employment of Willie D. Reid would not interfere with Jack P. Reid’s ability to act independently from the management of the Company was based particularly on the fact that Jack P. Reid satisfies all of the independence requirements of Section 303A.02(b) of the NYSE’s listing standards. Additionally, the Board based its determination on the role played in the Company by Willie D. Reid and the fact that he is not an executive officer of the Company.

The Board held thirteen meetings during 2009. The Board has five principal standing committees: the Executive Committee, the Audit Committee, the Compensation Committee (the “Committee”), the Nominating Committee, and the Public Policy Committee. Each of the committees is appointed by the Board. During 2009, each director attended at least 75% of the total number of meetings of the Board. During 2009, each director attended at least 75% of the meetings of each of the committees of the Board on which that director served. The Company does not have a policy requiring the Chairman of the Board or other directors to attend the Company’s Annual Meeting. All of the Company’s directors who were elected at the 2009 Annual Meeting of Stockholders attended that meeting.

Committee memberships as of the date of this Proxy Statement are set forth below:

Nominating/
Corporate
Name	Executive	Audit	Compensation	Governance	Public Policy
Buford P. Berry		X	C	X
Matthew P. Clifton	C
Leldon E. Echols		X	X		X
Marcus R. Hickerson					C
Thomas K. Matthews, II		X	X	C
Robert G. McKenzie	X	C	X	X
Jack P. Reid	X				X
Paul T. Stoffel		X		X	X
Tommy A. Valenta

A “C” indicates that the director serves as the chair of the committee.
An “X” indicates membership on the committee.

The Executive Committee of the Board has the authority of the Board, to the extent permitted by law and subject to any limitations that may be specified from time to time by the Board, for the management of the business and affairs of the Company between meetings of the Board. During 2009, the committee met in person or by telephone one time, and also took action by unanimous written consent one time.

The Audit Committee of the Board is responsible for monitoring the Company’s internal accounting controls, selecting and engaging independent auditors, subject to ratification by the stockholders, reviewing quarterly and annual reports filed with the SEC, and reviewing certain activities of the independent auditors and their reports and conclusions. In addition, the committee selects persons to conduct internal audits of certain Company transactions and related financial controls and reviews the reports developed from such internal audits. During 2009, the committee met in person or by telephone thirteen times and also took action by unanimous written consent one time. The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.hollycorp.com and is available in print to any stockholder without charge upon written request to the Vice President, Investor Relations at: Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, TX, 75201-6915. All members of the Audit Committee have been determined to be independent as independence is defined in Section 303A.02 of the NYSE’s listing standards and of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In accordance with Section 303A.07 of the NYSE’s listing standards, the Board has determined that Mr. Echols’ simultaneous service as a member of the audit committees of Trinity Industries, Inc., Crosstex Energy, L.P. and

Crosstex Energy, Inc. will not impair Mr. Echols’ ability to efficiently serve on the Company’s Audit Committee because of the amount of time he has to devote to this responsibility and the expertise that he has in this area. The Board has also determined that Mr. McKenzie satisfies the requirements of the SEC regulations for an “audit committee financial expert” and has designated Mr. McKenzie as the Company’s audit committee financial expert.

The Compensation Committee of the Board is responsible for the oversight of compensation programs and plans for the executive officers of the Company. The Committee determines the level of compensation paid to the Company’s Chief Executive Officer and all other executive officers. The Committee is also responsible for establishing and overseeing the compensation program for non-employee directors who serve on the Board. The Committee may delegate to its chairperson, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. However, subcommittees do not have the authority to engage independent legal counsel and other experts and advisors unless expressly granted such authority by the Committee. Each subcommittee is required to keep minutes and report them to the Committee. As described above, all members of the Committee have been determined to be independent as independence is defined in Section 303A.02 of the NYSE’s listing standards. During 2009, the Committee met ten times. The Board has adopted a written charter for the Committee, which is available on the Company’s website at www.hollycorp.com and is available in print to any stockholder without charge upon written request to the Vice President, Investor Relations at: Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, TX, 75201-6915.

The Nominating Committee of the Board is responsible for advising the Board concerning the appropriate composition of the Board and its committees (including identifying individuals qualified to serve on the Board and its committees), the selection of director nominees for each annual meeting of the Company’s stockholders, the selection of executive officers and officers of the Company, and appropriate corporate governance practices. As described above, all members of the Nominating Committee have been determined to be independent as independence is defined in Section 303A.02 of the NYSE’s listing standards. During 2009, the committee met five times. The Board has adopted a written charter for the Nominating Committee, which is available on the Company’s website at www.hollycorp.com and is available in print to any stockholder without charge upon written request to the Vice President, Investor Relations at: Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, TX, 75201-6915.

The Public Policy Committee of the Board is responsible for reviewing the Company’s policies and procedures on matters of public and governmental concern that significantly affect the Company, including but not limited to environmental, occupational health and safety, and equal employment opportunity matters. The committee is also responsible for recommending to management and the Board the formulation or modification of policies and procedures concerning such matters. During 2009, the committee met four times. As described above, all members of the Public Policy Committee have been determined to be independent as independence is defined in Section 303A.02 of the NYSE’s listing standards.

DIRECTOR NOMINATION PROCEDURES

All of the Company’s directors are elected each year by its stockholders at the annual meeting of stockholders. The Board has specified the number of directors to be seven (7) as of May 5, 2010, reflecting the upcoming retirement of Messrs. Hickerson and Matthews. The Board is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of stockholders. The Nominating Committee reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, employees of the Company or through other sources, including stockholders as described below under “Nomination of Directors by Stockholders.” The Nominating Committee occasionally utilizes the services of search firms or consultants to assist in identifying and screening potential candidates. The Nominating Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s independence under Section 303A.02 of the NYSE’s listing standards and Rule 10A-3 under the Exchange Act, a candidate’s relevant educational, business and financial experience, ability to read and understand financial statements, and other relevant factors, as described under “Selection of Directors — Criteria” in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.hollycorp.com. A copy of the

Corporate Governance Guidelines is available in print to any stockholder without charge upon written request to the Vice President, Investor Relations at: Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, TX, 75201-6915. The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.

RECOMMENDATION OF DIRECTOR CANDIDATES BY STOCKHOLDERS

The Company does not have a formal policy by which its stockholders may recommend director candidates, but the Nominating Committee will consider candidates recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at 100 Crescent Court, Suite 1600, Dallas, Texas 75201-6915. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications based on the criteria described above under “Director Nomination Procedures” and in the Company’s Corporate Governance Guidelines, as well as contact information for both the candidate and the stockholder. Candidates recommended by stockholders will be evaluated by the Nominating Committee in the same manner as other candidates submitted by directors, employees or obtained through other sources, although the members of the Nominating Committee may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. In evaluating proposed candidates, the Nominating Committee will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the NYSE’s listing standards and SEC rules. The Company’s Bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual meeting of stockholders, as described further under “Stockholder Proposals.”

BOARD LEADERSHIP STRUCTURE

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance of the Company.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman of the Board and Chief Executive Officer, together with a lead independent director (the “Presiding Director”) having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

PRESIDING DIRECTOR AND COMMUNICATIONS WITH THE BOARD

Robert G. McKenzie, an independent director who serves as Chairman of the Audit Committee, was selected by the Board to serve as the Presiding Director for all meetings of the non-management directors held in executive session. The Presiding Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman of the Board and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman of the Board and Chief Executive and advising him on the efficiency of the board meetings, and facilitating teamwork and communication between the non-management directors and management.

Persons wishing to communicate with the non-management directors are invited to email the Presiding Director at presiding.director@hollycorp.com or write to: Robert G. McKenzie, Presiding Director, c/o Secretary, Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, Texas 75201-6915. Although the Company has not to date developed formal processes by which stockholders may otherwise communicate directly with directors, the

Company believes that its process with regard to communicating with non-management directors, and its informal process under which any communication sent to the Board in care of the Chief Executive Officer or Secretary of the Company is forwarded to the Board for consideration, serves the Board’s and the stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the Board’s attention are forwarded to the Board.

RISK MANAGEMENT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Public Policy Committee oversees management of risks associated with environmental, health and safety. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

The Audit Committee and the Board also receive input from the Company’s Risk Management Oversight Committee (the “Risk Committee”), made up of management personnel with a range of different backgrounds, skills and experiences with regard to the operational, financial and strategic risk profile of the Company. The Risk Committee monitors the risk environment for the Company as a whole, and reviews the activities that mitigate to an achievable and acceptable level the risks that may adversely affect the Company’s ability to achieve its goals. The Risk Committee also supports the Audit Committee’s efforts to monitor and evaluate guidelines and policies to govern the process by which risk assessment and management is undertaken.

EXECUTIVE OFFICERS

The following table sets forth information regarding the Executive Officers of the Company and certain of its subsidiaries for 2009:

Name	Age	Title as of December 31, 2009

Matthew P. Clifton	58	Chief Executive Officer
David L. Lamp	52	President
Bruce R. Shaw	42	Senior Vice President and Chief Financial Officer
George J. Damiris	50	Senior Vice President, Supply and Marketing
Denise C. McWatters	50	Vice President, General Counsel and Secretary

David L. Lamp, was appointed President of the Company in November, 2007. Mr. Lamp joined the Company in January 2004 as Vice President, Refining Operations and was elected Executive Vice President, Refining and Marketing in November 2005. From 2002 to 2004, Mr. Lamp was Vice President of El Paso Energy Corporation (“El Paso”) and General Manager of El Paso’s 250,000 barrels per day Aruba refinery. Prior to his position with El Paso, Mr. Lamp was employed by Koch Industries, where he served as in various positions from 1980 to 2001. In 1998, Mr. Lamp served as Director of Operations for a large international chemical and fiber joint venture owned partially by Koch (KOSA). Mr. Lamp received a Bachelor of Science degree in Chemical Engineering from Michigan State University.

Bruce R. Shaw, was appointed Senior Vice President and Chief Financial Officer of the Company on January 7, 2008. Between January 2007 and June 2007, Mr. Shaw was Vice President, Corporate Development for the Company. Mr. Shaw briefly left the Company in June 2007 and served as President of Standard Supply and Distributing Company, Inc. and Bartos Industries, Ltd., two companies that are affiliated with each other in the heating, ventilation and air conditioning industry. Mr. Shaw also served as Vice President, Special Projects for the Company from September 2007 through December 2007. Prior to that, Mr. Shaw served the Company in various positions including Vice President of Crude Purchasing and Corporate Development from February 2005 to

February 2006, Vice President of Corporate Development from March 2004 to February 2005, Vice President of Marketing and Corporate Development from November 2003 to March 2004, Vice President of Corporate Development from October 2001 to November 2003 and Director of Corporate Development from June 1997 to January 2000. Mr. Shaw also served as Vice President, Corporate Development for HLS from August 2004 to January 2007 and as a director from April 2007 through April 2008. Mr. Shaw received his undergraduate degree in Mechanical Engineering from Texas A&M University and his MBA from Dartmouth College.

George J. Damiris, was appointed Senior Vice President, Supply and Marketing of the Company in January 2008. Mr. Damiris joined the Company in June 2007 as Vice President, Corporate Development after an 18-year career with Koch Industries, where he was responsible for managing various refining, chemical, trading, and financial businesses most recently with its INVISTA subsidiary as President of its Intermediates business from January 2006 to May 2007 and Vice President of Corporate Development from January 2004 to December 2005. Prior to INVISTA, he served as Managing Director — Capital Markets responsible for capital market transactions, Managing Director — Ventures responsible for venture capital investments, Vice President — Refining responsible for the Corpus Christi refining business, Vice President — Chemicals responsible for the commodity chemical business, Vice President — Supply & Trading responsible for natural gas, chemicals, and gasoline components, and Vice President — Business Development for Refining. Prior to Koch, Mr. Damiris was employed by British Petroleum for 8 years in various engineering, operations, and business development positions. Mr. Damiris received his B.S. in Chemical Engineering from Case Western Reserve University, and his MBA from the Weatherhead School of Management at Case Western Reserve University.

Denise C. McWatters, was appointed Vice President, General Counsel and Secretary of the Company effective May 8, 2008. She joined the Company in October 2007 as Deputy General Counsel with more than 20 years of legal experience. Ms. McWatters served as the General Counsel of The Beck Group from 2005 through 2007. From 2002 through 2005, Ms. McWatters practiced law in the Law Offices of Denise McWatters. Prior to such practice, Ms. McWatters was a shareholder in the predecessor firm to Locke Lord Bissell & Liddell LLP, served as Counsel in the legal department at Citigroup, N.A. and was a shareholder in the law firm of Cox Smith Matthews Incorporated. Ms. McWatters received her B.S. and M.A. in Psychology from Southern Methodist University, and her J.D. from The University of Texas School of Law.

The Executive Officers named above were elected by the Board to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Mr. Clifton is set forth previously in this Proxy Statement under “Directors.”

None of our executive officers reported any litigation for the period from 2000 to 2010 that is required to be reported in this Proxy Statement.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. A copy of the Code of Ethics and a description of all amendments adopted thereto in the last twelve months are posted on the Company’s website at www.hollycorp.com and a copy of the Code of Ethics is available in print to any stockholder without charge upon written request to the Vice President, Investor Relations at: Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, TX, 75201-6915. If ever applicable, the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Ethics with respect to such officers, directors and employees by posting such information on the Company’s website.

CORPORATE GOVERNANCE GUIDELINES

The Company has adopted Corporate Governance Guidelines (the “Governance Guidelines”) to promote the functioning of the Board and its committees and to set forth a common set of expectations as to how the Board should perform its functions. A copy of the Governance Guidelines is posted on the Company’s website at

www.hollycorp.com and is available in print to any stockholder without charge upon written request to the Vice President, Investor Relations at: Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, TX, 75201-6915.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) provides information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our other most highly compensated executive officers, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. In this CD&A, we provide a general description of our compensation program and specific information about its various components. Immediately following the CD&A is the Committee Report (the “Committee Report”).

Our wholly-owned indirect subsidiary, HLS, is the general partner of HEP Logistics Holdings, L.P., which is the general partner of HEP, one of our consolidated subsidiaries in which we indirectly own a 34% interest, including the 2% general partner interest. HLS employs its own executive officers, some of whom are also our officers. The board of directors of HLS, through its compensation committee, makes compensation decisions with respect to the executive officers of HLS for the services they provide as executive officers of HLS. The compensation of the executive officers of HLS is discussed in the Compensation Discussion and Analysis contained in HEP’s Annual Report on Form 10-K for the year ended December 31, 2009. Messrs. Clifton and Shaw and Ms. McWatters also receive compensation from HLS in the form of equity incentive plan compensation for the services these executives perform for HLS; however, the compensation information regarding these executives included within this CD&A relates solely to the services these individuals provide directly to us. Such awards made to Messrs. Clifton and Shaw are described in HEP’s Annual Report on Form 10-K for the year ended December 31, 2009. The equity incentive compensation awarded to Ms. McWatters by HLS is described in the tables below.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table:

•	Matthew P. Clifton, Chief Executive Officer and Chairman of the Board

•	David L. Lamp, President

•	Bruce R. Shaw, Senior Vice President and Chief Financial Officer

•	George J. Damiris, Senior Vice President, Supply and Marketing

•	Denise C. McWatters, Vice President, General Counsel and Secretary

The position of Senior Vice President, Supply and Marketing, has not historically been an executive officer position; however, as of March 23, 2009, the Board designated Mr. Damiris as an executive officer, and we also included Mr. Damiris as one of our Named Executive Officers for fiscal year 2008.

Objectives of Compensation Program

Our compensation program is designed to attract and retain talented and productive executives who are motivated to protect and enhance our long-term value for the benefit of our stockholders. Our objective is to be competitive with our industry and encourage high levels of performance.

The Committee, comprised entirely of independent directors, administers the compensation program. The Committee reviews and approves the compensation to be paid to the Named Executive Officers and reviews the compensation policies and practices for all employees of the Company to verify that such policies and practices do not create unreasonable risk for the Company.

The Committee has not adopted any formal policies for allocating compensation among salaries, bonuses and equity compensation. The Committee, with the assistance of management, has sought to designate an appropriate mix of cash and long-term equity incentive compensation with the goal of providing sufficient current compensation to retain the Named Executive Officers, while at the same time providing incentives to the Named Executive

Officers to exert their best efforts to maximize long-term value for both us and our stockholders. The Committee considers recommendations by management and many other factors in deciding on the final compensation factors that are appropriate for both us and for each Named Executive Officer. The Committee generally solicits the recommendations of our Chairman of the Board and Chief Executive Officer (except with respect to his own compensation) and of other members of management when the Committee considers its compensation determinations. See “Role of Named Executive Officers in Determining Compensation” below.

In addition to reviewing the recommendations of management and our Chief Executive Officer, prior to making compensation decisions for the 2009 year, the Committee also reviewed the total compensation provided to each of the Named Executive Officers during the 2008 year. The Committee, with the assistance of management, annually reviews each of the Named Executive Officers’ proposed long-term incentive compensation to determine whether the executives are being provided with equity awards that are effective in motivating the Named Executive Officers to create long-term value for us. The Committee also takes into consideration the compensation of similarly situated executives in comparable businesses. These long-term equity incentives are designed to retain the executives during the period of time during which their performance is expected to impact our business and reward them in accordance with the success of those long-term goals and policies.

Compensation Committee Consultant

The Committee has engaged Frederic W. Cook & Co. (the “Compensation Consultant”), an outside consulting firm specializing in executive compensation, to advise the Committee on matters related to executive and non-employee director compensation. The Compensation Consultant provides the Committee with relevant market data, updates on related trends and developments, advice on program design, and input on compensation decisions for executive officers and non-employee directors. The Compensation Consultant is independent, retained directly by the Committee, and provides no other services directly to us or to HEP (but did provide executive and director compensation consulting services directly to the HEP Compensation Committee).

Overview of 2009 Executive Compensation Components

After reviewing both the internal evaluations of the Named Executive Officers and the market data provided by the Compensation Consultant, the Committee believes that the 2009 compensation for the Named Executive Officers reflects an appropriate allocation of compensation between salary, bonuses and equity compensation.

The components of compensation for the Named Executive Officers in 2009 were:

•	base salary

•	annual incentive cash bonus compensation

•	long-term incentive equity compensation

•	retirement and benefit plans

•	Change in Control Agreements

Base Salary

Base salaries for Messrs. Clifton, Lamp and Shaw for 2009 were approved in March 2009 by the Committee based on each executive’s position, level of responsibility and individual performance, our salary range for individuals at each such executive’s level, and market practices. The Committee also reviewed competitive market data relevant to each position provided by the Compensation Consultant. This market data analysis is discussed in detail below under the paragraph titled “Review of Market Data.” Following a review of these various factors, the Committee determined that increases in the base salaries for Messrs. Clifton, Lamp and Shaw were warranted. Base salaries for Mr. Damiris and Ms. McWatters for 2009 were approved in January 2009 by management since they were not designated as Named Executive Officers at the time their salaries were reviewed and were later ratified by the Committee.

The base salaries for the following Named Executive Officers were increased over ten percent in 2009 so that their respective base salaries more closely reflected the median range for their respective peers and due to the excellent performance provided by the Named Executive Officers in 2009:

Percentage of
Named Executive Officer	Salary Increase
Bruce R. Shaw	18%

George J. Damiris	11%

Denise C. McWatters	14%

The base salary increases received by our other Named Executive Officers for 2009 reflected minor cost of living adjustments.

The salary amounts for each of the 2009 Named Executive Officers are set forth in the Summary Compensation Table.

Annual Incentive Cash Bonus Compensation

Payment with respect to any annual cash bonuses to the Named Executive Officers is contingent upon the satisfaction of pre-established performance criteria as they apply to each individual Named Executive Officer. The amounts paid for 2009 are disclosed in the Summary Compensation Table and described in greater detail in the narrative following the 2009 Grants of Plan-Based Awards table. Generally, payment with respect to any 2009 cash bonus for Named Executive Officers is contingent upon the satisfaction of the following criteria:

•	A portion of the Named Executive Officer’s bonus will equal a pre-established percentage of that executive’s base salary, and is based upon the percentage that the Company’s net income for 2009 bears to the Company’s net income for 2008. This earned component of the bonus will be subject to a minimum and maximum adjustment percentage, as individually set for each Named Executive Officer.

•	A portion of the bonus is equal to a pre-established percentage of the employee’s base salary, and is earned based on our performance for the year compared to that of our peers. The Committee determined that the following companies were the appropriate peer group for this performance component for calendar year 2009: Alon USA Energy, Inc., CVR Energy, Inc., Delek U.S. Holdings, Inc., Frontier Oil Corporation, Sunoco, Inc., Tesoro Corporation, Valero Energy Corp. and Western Refining Company (the “2009 Incentive Award Peer Group”). The 2009 Incentive Award Peer Group differed from the peer group of companies that comprised the 2008 peer group for the annual incentive performance component because it better reflects the impact of the external economic conditions we are facing as a company and as an industry as a whole, and are also companies with which both management and investment analysts compare our financial results. Our performance was compared to the performance of the 2009 Incentive Award Peer Group based on the following factors: earnings per share growth, net profit margin, return on investment and return on assets. This component of the bonus is subject to being adjusted to a minimum amount of 0% and a maximum amount determined based on the multiple indicated in the section below in the narrative following the “2009 Grants of Plan-Based Awards” table titled “Annual Incentive Cash Bonus Compensation” times the employee’s pre-established percentage.

•	The Committee may also require that a portion of each Named Executive Officer’s bonus will equal a pre-established percentage of base salary, based upon the executive’s individual performance over the year. This component of the bonus will also be subject to a minimum and maximum adjustment percentage, as individually set for each Named Executive Officer. For 2009, Messrs. Lamp, Shaw and Damiris and Ms. McWatters were subject to the individual performance requirement, and each of the executives were evaluated through an annual performance review completed in February 2010, which review considered how well each individual performed various tasks for 2009 and considered and evaluated each individual’s performance for the year.

See “Annual Incentive Cash Bonus Compensation” in the narrative following the “2009 Grants of Plan-Based Awards” table for a discussion of what portion of each Named Executive Officer’s bonus for 2009 is comprised of each component.

The total bonus pool for all of our executives and non-bargaining unit employees is typically determined by the Committee after the end of each year or designated performance period, calculated pursuant to the achievement of the objective pre-established criteria described above and recommendations from management regarding possible discretionary adjustments. In determining the total bonus pool, the Committee reviews our performance during the previous year and the recommendations of management. Awards for executives for a given year are paid in cash in the first quarter of the following year. See the narrative following the “2009 Grants of Plan-Based Awards” table below for a more detailed description of the actual bonuses awarded to the Named Executive Officers and earned in 2009.

Before the end of the first calendar quarter of each year, the Committee approves both the individual awards to be awarded for services provided in the previous year, and performance measures and targets to be used for the upcoming calendar year in determining the cash bonus amounts to be paid to the Named Executive Officers. Performance targets may be based on any factors as the Committee may determine.

In addition to the pre-defined performance criteria, the Committee has discretion to approve a decrease in a Named Executive Officer’s bonus by using the same performance objectives for determining a bonus award, but noting that the objectives were not met or did not reach acceptable levels. In the case where the Committee believes that additional compensation is warranted to reward an executive for outstanding performance in a particular situation, the Committee may award additional bonuses in its discretion. In making the determination as to whether to exercise the discretion to either decrease an award or provide additional discretionary bonuses, the Committee reviews recommendations from management, except in the case of compensation for Mr. Clifton, for whom the Committee makes its determinations without management recommendations. For 2009, the Committee approved additional discretionary bonuses as shown in the Summary Compensation Table. A key factor contributing to the decision of the Committee to award additional discretionary bonuses was the effort and results achieved by the Named Executive Officers with regard to the acquisitions from Sunoco, Inc. (R&M) and Sinclair Tulsa Refining Company of two refineries located in Tulsa, Oklahoma. All bonuses were paid in March 2010. The adjustment of up to the multiple indicated in the section below in the narrative following the “2009 Grants of Plan-Based Awards” table titled “Annual Incentive Cash Bonus Compensation” times the employee’s pre-established percentage may vary from year to year in the Committee’s discretion after consideration of several factors, including whether any performance or other goals are met. If the goals are met, the Committee retains discretion to reduce the percentage paid.

In making annual cash bonus awards in 2009, the Committee also reviewed an analysis of competitive market data prepared by the Compensation Consultant comparing compensation of our Named Executive Officers, including the bonus payments, to our peers and market practices (see the paragraph below titled “Review of Market Data” for further discussion). As described in greater detail below, this peer group differs from the 2009 Incentive Award Peer Group. The annual incentive targets were assessed on the basis of total cash, including base salary and annual incentive payments. The Committee believes this analysis indicates that total cash compensation to our Named Executive Officers is appropriate for the level of responsibility that each of these officers hold as well as in comparison to compensation levels of comparable executives at our peer organizations.

The targets and actual annual incentive cash bonus compensation awarded, and subsequently earned and payable, for each of the Named Executive Officers is described in the narrative following the “2009 Grants of Plan-Based Awards” table.

For 2010, we have not made any substantive changes to the annual incentive cash bonus program.

Long-Term Incentive Equity Compensation

Long-term equity compensation is the cornerstone of the total compensation program for our Named Executive Officers, and generally receives the heaviest weighting of all compensation elements, which is in line with our philosophy that an executive’s compensation should create long-term incentives and generate value for our stockholders. The long-term equity incentive compensation we provide is intended to be a key element in driving the creation of value for investors and in attracting and retaining executives capable of effectively executing our business strategies. Equity awards are provided under the Long-Term Incentive Compensation Plan (the “LTIP”) that was adopted by the Board in October 2002 and approved by our stockholders at the December 2002 Annual Meeting and as amended and restated and approved by our stockholders at the May 2007 Annual Meeting. The LTIP was also amended in 2008, retroactively effective to January 1, 2005, to reflect that the operation of the LTIP was in compliance with Section 409A of the Tax Code.

While the LTIP permits awards of options, restricted stock, bonus stock, stock appreciation rights, phantom stock and performance shares, our long-term equity incentive program currently consists of granting primarily restricted stock and performance share unit awards to our Named Executive Officers as described in more detail below. In 2009, the value of the total long-term incentive award made to each of our Named Executive Officers was equally split 50% in restricted stock and 50% in performance share units.

In determining the appropriate amount and type of long-term equity incentive awards to be made, the Committee considers the Named Executive Officer’s position, scope of responsibility, base salary, performance and market compensation information for executives in similar positions in similar companies, prior year awards, and recommendation of the Chief Executive Officer (except in regard to his own award). The awards are granted annually during the first quarter of each year. Our goal is to reward the creation of value and high performance with variable compensation dependent on that performance; thus the market data we have accumulated for use in determining other areas of compensation is used subjectively (and not as an objective factor) to confirm that our executives are paid appropriately relative to comparable executives of other similar companies. The peer data allows the Committee to verify that the compensation paid to executives is appropriate. The total compensation may be adjusted if the Committee observes a material variation from the market data; however, no specific formula is used to benchmark this data.

Messrs. Clifton and Shaw and Ms. McWatters also receive long-term incentive compensation from HEP, in which we own a 34% interest (including the general partner interest). Please refer to Item 11 of HEP’s Form 10-K for the fiscal year ended December 31, 2009 for further information concerning the compensation provided by HEP to Messrs. Clifton and Shaw.

Restricted Stock Awards

A restricted stock award is an award of shares of Common Stock which is subject to forfeiture upon termination of employment prior to the vesting of the award. The Committee may approve grants on the terms that it determines, including the period during which the award will vest. Under the LTIP, the Committee may condition vesting upon the achievement of specified financial objectives. The restricted stock will vest upon our change of control, unless provided otherwise by the Committee in the agreement governing the award. Named Executive Officers holding restricted stock have all the rights of a stockholder with respect to such restricted stock, including the right to receive all dividends paid with respect to such restricted stock and the right to vote with respect to the restricted stock, subject to limitations on transfer and disposition of the restricted stock during the restricted period. Restricted stock is subject to forfeiture in the event that the executive’s employment or service relationship terminates, unless and to the extent that the Committee provides otherwise.

In 2009, Messrs. Clifton and Lamp were granted awards of restricted stock that will vest in three equal annual installments, and the awards also included performance requirements, one effect of which is to preserve the tax deductibility of the awards, under Section 162(m) of the Tax Code, as described in the “Tax and Accounting Implications” section below. Our other Named Executive Officers also received restricted stock awards in 2009; however, performance requirements were not placed on the restricted stock granted to any other Named Executive Officer largely because the compensation paid to those officers did not exceed the limitations imposed by Section 162(m) of the Tax Code. Other specific terms for the restricted stock grants provided to each Named Executive Officer are described in the narrative following the “2009 Grants of Plan-Based Awards” table.

The Committee determined that, beginning with the 2009 restricted stock grants, dividends to recipients of restricted stock grants with performance standards will be deferred until the applicable awards vest and such dividends shall be forfeited if such awards do not vest.

Performance Share Unit Awards

A performance share unit is a notional phantom unit that entitles the executive to receive, as may be provided in the applicable agreement governing the award, Common Stock or a cash amount equal to the value of the Common Stock upon the vesting of the performance share units. A performance share unit will be earned depending upon our performance versus that of the 2009 Incentive Award Peer Group. The terms of an award are determined by the Committee at the time of the award, including the number of units in each grant, the performance targets, the method of determining the amounts payable for different levels of performance, and the nature and timing of payment. The specific goals for the awards granted for the 2009 year are specified below in the footnotes to the tables titled “2009 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” Performance share units will vest upon a change of control and be paid at the performance percentage determined following the conclusion of the performance period, unless provided otherwise by the Committee. Performance share units are also subject to forfeiture in the event that the executive’s employment or service relationship terminates, unless and to the extent that the Committee provides otherwise.

In 2009, all of our Named Executive Officers were granted awards of performance share units. The performance period for such awards will be from January 1, 2009 through September 30, 2011 and the Named Executive Officer must be employed by us on December 31, 2011 to receive a settlement for the performance share unit awards, except as provided otherwise in the award agreements governing the awards. Other specific terms of the awards, including the performance criteria and goals, are described in the narrative in the section below titled “2009 Grants of Plan-Based Awards.”

Review of Market Data

Market pay practices are one of many factors considered by the Committee in setting compensation for the Named Executive Officers. We regularly compare our compensation program with market information regarding salary and annual incentive levels, long-term incentive award levels, and short and long term incentive programs. The purpose of this analysis is to provide a frame of reference in evaluating the reasonableness and competitiveness of compensation with the energy industry and to ensure that our compensation is generally comparable to companies of similar size and scope of operations. Market pay levels are obtained from various sources including published compensation surveys and information taken from the SEC filings of a number of similarly situated companies as compiled by our Compensation Consultant. The Committee reviews and discusses market data and recommendations provided by the Compensation Consultant, and the Committee retains the final decision making authority on all compensation decisions. The benchmark group that the Committee reviewed in the fall of 2008 in order to set 2009 compensation was comprised of BJ Services Company, Cameron International Corporation, Crosstex Energy, Inc., CVR Energy, Inc., El Paso Corp., Exterran Energy Corp., FMC Technologies, Inc., Frontier Oil Corporation, Murphy Oil Corporation, Spectra Energy Corp., Tesoro Corporation, Western Refining, Inc. and Williams Companies, Inc. This peer group is different than the 2009 Incentive Award Peer Group because the performance component utilized for purposes of our annual incentive cash bonuses and performance share unit awards is not properly reflected solely through the companies utilized for total compensation purposes. The additional companies comprising the 2009 Incentive Award Peer Group are companies with which both management and investment analysts compare our financial results; however, those companies are often too large in size (as with Valero Energy Corp.) or significantly differ in ownership and management composition from us (as with Alon USA Energy, Inc.) for the Committee to include them as suitable comparisons when considering total compensation packages. For purposes of determining overall compensation for our executives, a central objective is to position pay levels at approximately the middle range of market compensation. As noted, however, market pay levels are only one factor considered, with pay decisions ultimately reflecting an evaluation of individual contribution and value to us.

As discussed above, the Compensation Consultant does not have approval authority for the ultimate compensation that is provided to employees, including Named Executive Officers. Instead, the Compensation Consultant provides information and recommendations to the Committee and identifies the areas that do not appear to be consistent with the general practice of our peer group of companies (without setting specific benchmarks and using a discretionary standard). During 2009, the Compensation Consultant provided information and recommendations regarding compensation to management and to the Committee prior to the meetings when salaries were approved, bonuses were awarded and equity compensation was established. See “Compensation Committee Consultant” above.

Role of Named Executive Officers in Determining Executive Compensation

In making executive compensation decisions, the Committee solicits the recommendations of our Chief Executive Officer (except with respect to his own compensation) and various other members of management. Management facilitates the Committee’s consideration of compensation for the Named Executive Officers by providing data for the Committee’s review. This data includes, but is not limited to, our financial performance for the current year compared to our financial performance for the preceding year, our financial performance versus that of our peers, performance evaluations of the Named Executive Officers (other than for the Chief Executive Officer and Chairman of the Board, who is evaluated by the Committee), compensation provided to the Named Executive Officers in previous years, and tax and accounting related considerations. Management provides the Committee with guidance as to how such data impacts pre-determined performance goals set by the Committee. When management considers a discretionary bonus to be appropriate for a Named Executive Officer (other than for the Chief Executive Officer and Chairman of the Board), it will recommend an amount and provide the Committee with management’s rationale for such bonus. Given the day-to-day familiarity that management has with the work performed by the Named Executive Officers, the Committee values management’s recommendations. However, the Committee makes all final decisions as to the compensation of the Named Executive Officers. For 2009, after consideration of management’s recommendations regarding discretionary increases in the bonuses, and discussion regarding such increases, the Committee approved discretionary increases in some bonuses as shown in the column titled “Bonus” in the Summary Compensation Table.

Guidelines for Stock Ownership for Executives

Under our stock ownership guidelines approved by the Board in 2009, each Named Executive Officer is expected to retain twenty-five percent (25%) of the shares received from the settlement of restricted share and performance share units awards granted under the LTIP until his or her ownership equals the following levels:

Executive	Shares Required

Matthew P. Clifton	120,000 Shares
David L. Lamp	40,000 Shares
Bruce R. Shaw	20,000 Shares
George J. Damiris	20,000 Shares
Denise C. McWatters	10,000 Shares

Shares owned from any source count toward meeting the guidelines, but shares relating to unexercised stock options, if any, and unvested restricted shares and/or performance share units do not count. Currently all of our Named Executive Officers are in compliance with the stock ownership guidelines.

Tax and Accounting Implications

We account for the equity compensation expense for our employees and executive officers, including our Named Executive Officers, under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense for each award of long-term incentive compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to Section 162(m) of the Tax Code and underlying regulations pertaining to the deductibility of compensation to Named Executive Officers in excess of $1,000,000, we have adopted a policy to provide “performance-based compensation” that is exempt from such limitations to the extent practicable. The LTIP has been approved by our stockholders. As a result, certain elements of the LTIP are designed to provide performance-based incentive compensation which would be fully deductible under Section 162(m). Restricted stock and performance share unit grants made to Named Executive Officers in 2009 are intended to be fully deductible under Section 162(m); however, some Named Executive Officers received restricted stock awards that do not contain performance-based incentives and may not be deductible under Section 162(m) if their respective compensation increases. Although our annual cash incentive awards are subject to certain performance conditions, they were not designed in 2009 to be compliant with Section 162(m) requirements. However, the Committee has determined that some flexibility is required, notwithstanding the statutory and regulatory provisions, in negotiating and implementing our incentive compensation programs. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative performance measurements and other criteria that it may determine, in its discretion, from time to time. We did not pay any compensation in 2009 that was nondeductible under Section 162(m).

In addition, Section 280G of the Tax Code prohibits the deduction of any “excess parachute payment.” Benefits payable under the Change in Control Agreements entered into with certain of our executives as well as accelerated vesting under restricted stock and performance share awards could result in “excess parachute payments” that are not deductible by us. Amounts payable and benefits available upon the occurrence of certain change in control transactions are described below in the section title “Potential Payments Upon Termination or Change in Control.”

Retirement and Benefit Plans

The Holly Retirement Plan

The Holly Retirement Plan, our tax-qualified defined benefit retirement plan, is described below in the narrative accompanying the Pension Benefits table. As of January 1, 2007, this plan was no longer made available to newly hired employees who were not represented under a collective bargaining agreement. Instead, as of January 1, 2007, new employees who were not represented under a collective bargaining agreement were automatically enrolled in our Thrift Plan to which we make an automatic contribution of 5% of the employee’s eligible compensation on an annual basis, in addition to making matching contributions as described below. Most employees who are not represented by a collective bargaining agreement and were hired prior to January 1, 2007, were provided with a one-time choice to either continue earning benefits in the Holly Retirement Plan or to freeze benefits in the Holly Retirement Plan and begin receiving the 5% automatic Thrift Plan contribution. Regardless of their choice, these employees are eligible for matching contributions under the Thrift Plan, if they participate therein.

Retirement Restoration Plan

We have an unfunded Retirement Restoration Plan that provides for additional payments from us so that total retirement plan benefits for certain executives are not limited to the maximums set in the Tax Code and as allowed under the Thrift Plan. The Retirement Restoration Plan and the applicable Tax Code restrictions are more particularly described below in the section titled “Pension Benefits.”

Thrift Plan for Employees of Holly Corporation, its Affiliates and Subsidiaries

Our Thrift Plan, which is a tax-qualified defined contribution plan, is offered to all our employees. Employees may, at their election, contribute to the Thrift Plan amounts from 0% up to a maximum of 75% of their eligible compensation. In 2009, for employees not covered by a collective bargaining agreement, we matched employee contributions to the Thrift Plan of up to 6% of each employee’s eligible compensation (increased on January 1, 2007 from 4%). Eligible employees were also allowed to participate in the automatic Thrift Plan contribution feature, where 5% of eligible compensation, subject to the applicable Tax Code limits, is contributed each year in addition to the employee deferrals and employer matching contributions for that employee. Employee contributions that were made on a tax-deferred basis were generally limited to $16,500 per year through the 2009 year (this amount will remain the same for the 2010 year), with employees over 50 years of age able to make additional tax-deferred contributions of $5,500 (this amount will remain the same for the 2010 year). Employees may direct that Company matching contributions be invested in Common Stock. Prior to 2007, our contributions in the Thrift Plan did not vest until the earlier of three years of credited service or termination of employment due to retirement, disability or death. Beginning in 2007, matching contributions to employees not represented by a collective bargaining agreement vest immediately upon contribution to their accounts. The automatic Thrift Plan contribution is subject to a three-year cliff vesting period.

In 2009, each of the Named Executive Officers participated in the Thrift Plan and received matching contributions from us. These amounts are further described in the “Summary Compensation Table.”

Employee Stock Ownership Plan

Many of our employees and eligible affiliates with at least one year of service, other than employees covered by collective bargaining agreements, participated in an Employee Stock Ownership Plan (“ESOP”) established in 1985. For the 1987 through the 1996 fiscal years, shares of Common Stock held by the ESOP were allocated to the accounts of participants for each fiscal year on the basis of payments of principal on the ESOP’s ten-year installment note issued to us in connection with the ESOP’s purchase of Common Stock from us. Shares were allocated to participants based on their eligible compensation. Participants’ shares vested upon the earlier of five years’ credited service or termination of employment due to retirement, disability or death. Effective August 1, 1999, the ESOP was merged into the Thrift Plan and each participant’s ESOP account became a Company Stock ESOP Account in the Thrift Plan. Over the twelve months ending October 2002, shares in our Stock ESOP Account for each participant were gradually shifted to each participant’s regular Thrift Plan account and consequently became subject to the participant’s directions as to holding or selling such shares. Mr. Clifton is the only Named Executive Officer to have had an account under the previous ESOP that is now merged into the Thrift Plan.

ESOP Restoration Plan

We adopted an ESOP Restoration Plan to provide additional benefits to executives whose allocations of shares of Common Stock from the ESOP for the 1995 and 1996 fiscal years were reduced because of the application of limitations of the Tax Code. The ESOP Restoration Plan provides for the grant to participants after the end of the 1995 and 1996 fiscal years of “phantom shares” equal in number to the number of shares not allocated to participants because of the limitations of the Tax Code. The phantom shares under the plan are unsecured rights to cash payments based on dividends paid on shares of Common Stock and on the market value of such shares at future dates. Payments based on market value of Common Stock are generally due 40 days after termination of employment or the date of final distribution to the officer under the ESOP unless the officer elects to defer payments to future dates that may not be later than 60 days after the officer’s death or permanent disability.

A total of 61,880 phantom shares were granted to participants for the 1995 and 1996 fiscal years. The ESOP Restoration Plan was terminated effective January 3, 2009 and all outstanding balances were distributed in cash. Mr. Clifton was the only Named Executive Officer who received a payout upon the termination of the ESOP Restoration Plan, as more particularly described below in the section entitled “Nonqualified Deferred Compensation.”

Change in Control Agreements

We have entered into Change in Control Agreements with our Named Executive Officers to provide for management continuity in the event of a change in control, and to assist in the recruitment and retention of executives. The Committee has determined that it is in the best interest of the stockholders to maintain these agreements in light of the depth of knowledge and experience of the Named Executive Officers and the need to ensure stable management during any potential change in control. The Change in Control Agreements are designed to provide benefits only in the event of a termination of employment following a change in control transaction, and do not provide any benefits without such a termination. The Committee believes that the agreements will permit our Named Executive Officers to focus their attention and energy on our business without any distractions regarding the effects of a change in control. The benefits contemplated by the agreements maximize stockholder value by allowing our Named Executive Officers to participate in an objective review of any proposed transaction. The material terms and a quantification of the potential amount payable under the Change in Control Agreements with the Named Executive Officers are set forth below in the section titled “Potential Payments Upon Termination or Change in Control.”

We have not entered into any employment or severance agreements with any of the Named Executive Officers other than these Change in Control Agreements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Holly Corporation Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Buford P. Berry,
Chairman
Leldon E. Echols
Thomas K. Matthews, II
Robert G. McKenzie

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to, awarded to, or earned by each of our Named Executive Officers in 2007, 2008 and 2009.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
		Salary		Bonus	Stock Awards	Compensation	Earnings	Compensation	Total
Name and 2009 Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Matthew P. Clifton,	2009	$922,500	(6)	$0	$1,500,107	$1,760,000	$793,035	$14,700	$4,990,342
Chairman of the Board and	2008	$849,782		$203,000	$1,603,181	$405,000	$618,992	$13,800	$3,693,755
Chief Executive Officer	2007	$727,833		$0	$1,517,105	$2,008,000	$375,390	$13,500	$4,641,828

David L. Lamp,	2009	$553,500	(7)	$0	$800,039	$661,000	$112,511	$14,700	$2,141,750
President	2008	$510,649		$108,000	$912,611	$216,000	$74,257	$13,800	$1,835,317
	2007	$373,644		$0	$852,435	$653,877	$41,546	$13,500	$1,935,002

Bruce R. Shaw,	2009	$325,000	(8)	$0	$232,630	$220,000	$12,792	$26,950	$817,372
Senior Vice President and	2008	$256,351		$81,500	$660,619	$82,500	$2,751	$25,300	$1,109,021
Chief Financial Officer

George J. Damiris,	2009	$300,000	(9)	$100,000	$310,127	$203,000	$0	$26,950	$940,077
Senior Vice President,	2008	$252,053		$79,000	$387,593	$81,000	$0	$148,716	$948,362
Supply and Marketing

Denise C. McWatters,	2009	$250,000	(10)	$100,000	$150,014	$123,000	$0	$26,950	$649,964
Vice President, General	2008	$202,566		$55,000	$175,164	$55,000	$0	$22,282	$510,012
Counsel and Secretary

(1)	Annual bonuses for services performed in 2009 were paid in March 2010. Amounts in this column reflect the discretionary bonus payable pursuant to our annual incentive bonus arrangement reported in the Non-Equity Incentive Plan Compensation column.

(2)	Amounts reported for stock awards in each of the 2009, 2008 and 2007 years represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, including the amount recognized with respect to the bonus stock award of 8,200 shares granted to Mr. Shaw in 2008. See note 6 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. With respect to performance share units awarded in 2009, the amounts in the table above were based on an estimated payment of 100% of the award, as this is the “probable” payout percentage for the performance share units and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures; however, assuming that the performance share units will be paid out at the maximum payout level of 200%, each of the Named Executive Officers would receive the following amounts: Mr. Clifton, $2,250,160; Mr. Lamp, $1,200,058; Mr. Shaw, $348,944; Mr. Damiris, $464,283; and Ms. McWatters, $168,752. The terms of the 2009 performance share unit awards and the 2009 restricted stock awards are provided below in the narrative following the “2009 Grants of Plan-Based Awards” table. For additional information on restricted stock and performance share unit awards, see below under “2009 Outstanding Equity Awards at Fiscal Year End.” With respect to the 1,610 restricted common units of HEP described in footnote (5) to the 2009 Grants of Plan-Based Awards Table, see note 7 to the consolidated financial statements of HEP included in HEP’s Annual Report on Form 10-K filed with the SEC on February 16, 2010 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

(3)	The annual bonus amounts for services performed in 2009 (paid in March 2010) reflect the pre-defined target percentages that were allocated to the components which are described below in greater detail in the narrative following the “2009 Grants of Plan-Based Awards” table.

(4)	The amounts shown in this column reflect the following assumptions:

	December 31, 2007	December 31, 2008	December 31, 2009

Discount Rate	6.40%	6.50%	6.20%

Mortality Table	RP2000 White Collar Projected to 2020	RP2000 White Collar Projected to 2020	RP2000 White Collar Projected to 2020

Reserving Table	50% Male/50% Female	50% Male/50% Female	50% Male/50% Female

Retirement Age	the later of current age or age 62	the later of current age or age 62	the later of current age or age 62

(5)	For Messrs. Clifton and Lamp, this reflects the employer matching contribution to the Thrift Plan which was subject to a tax code maximum limit of $14,700. Since Mr. Shaw was rehired by the Company after January 1, 2007, his Holly Retirement Plan benefit was frozen as of May 31, 2007 when his employment ceased. Mr. Shaw was required to become a participant in the Automatic Thrift Plan Contribution feature of the Thrift Plan when he resumed employment with us. Both Ms. McWatters and Mr. Damiris were originally hired by the Company after January 1, 2007, and were therefore never eligible to participate in the Holly Retirement Plan, but instead participate in the Automatic Thrift Plan Contribution feature of the Thrift Plan. For Messrs. Shaw and Damiris and Ms. McWatters, this reflects the contribution made in 2009 by us to the Automatic Thrift Plan (subject to the tax code maximum limit of $12,250) and includes employer matching contributions (subject to a tax code maximum limit of $14,700). The “2009 Summary Compensation Table” reflects the following contributions:

Name	Automatic Thrift Plan	Employer Matching

Matthew P. Clifton	n/a	$14,700
David L. Lamp	n/a	$14,700
Bruce R. Shaw	$12,250	$14,700
George J. Damiris	$12,250	$14,700
Denise C. McWatters	$12,250	$14,700

(6)	As of January 1, 2009, Mr. Clifton’s annual salary was $900,000. His annual salary was increased to $922,500 effective February 23, 2009. Mr. Clifton’s annual base salary as of December 31, 2009 is reported in the table, but his actual payroll payments are $918,173 due to our bi-weekly payroll system (the December 14, 2009 through December 27, 2009 payroll payment was made on January 5, 2010 and the December 28, 2009 through December 31, 2009 payroll payment was made on January 19, 2010). Similar adjustments were made for other mid-period pay adjustments in prior periods.

(7)	As of January 1, 2009, Mr. Lamp’s annual salary was $540,000. His annual salary was increased to $553,500 effective February 23, 2009. Mr. Lamp’s annual base salary as of December 31, 2009 is reported in the table, but his actual payroll payments are $550,904 due to our bi-weekly payroll system (the December 14, 2009 through December 27, 2009 payroll payment was made on January 5, 2010 and the December 28, 2009 through December 31, 2009 payroll payment was made on January 19, 2010). Similar adjustments were made for other mid-period pay adjustments in prior periods.

(8)	As of January 1, 2009, Mr. Shaw’s annual salary was $275,000. His annual salary was increased to $325,000 effective February 23, 2009. Mr. Shaw’s annual base salary as of December 31, 2009 is reported in the table, but his actual payroll payments are $319,231 due to our bi-weekly payroll system (the December 14, 2009 through December 27, 2009 payroll payment was made on January 5, 2010 and the December 28, 2009 through December 31, 2009 payroll payment was made on January 19, 2010). Similar adjustments were made for other mid-period pay adjustments in prior periods.

(9)	As of January 1, 2009, Mr. Damiris’ annual salary was $270,000. His annual salary was increased to $300,000 effective January 26, 2009, at which time Mr. Damiris was not a named executive officer and, therefore, the salary increase did not require board approval. Mr. Damiris’ annual base salary as of December 31, 2009 is reported in the table, but his actual payroll payments are $296,538 due to our bi-weekly payroll system (the December 14, 2009 through December 27, 2009 payroll payment was made on January 5, 2010 and the

December 28, 2009 through December 31, 2009 payroll payment was made on January 19, 2010). Similar adjustments were made for other mid-period pay adjustments in prior periods.

(10)	As of January 1, 2009, Ms. McWatters’ annual salary was $220,000. Her annual salary was increased to $250,000 effective January 26, 2009, at which time Ms. McWatters was not a named executive officer and, therefore, the salary increase did not require board approval. Ms. McWatters’ annual base salary as of December 31, 2009 is reported in the table, but her actual payroll payments are $246,539 due to our bi-weekly payroll system (the December 14, 2009 through December 27, 2009 payroll payment was made on January 5, 2010 and the December 28, 2009 through December 31, 2009 payroll payment was made on January 19, 2010). Similar adjustments were made for other mid-period pay adjustments in prior periods.

2009 Grants of Plan-Based Awards

The following table sets forth, for each Named Executive Officer, information about awards under our equity and non-equity incentive plans made during the year ending December 31, 2009.

					Estimated Future Payouts
		Estimated Future Payouts			Under Equity Incentive Plan				(j)	(k)
		Under Non-Equity			Awards(2)			(i)	Base	Grant Date
	(b)	Incentive Plan Awards(1)					(h)	All other	Price of	Fair Value
(a)	Grant	(c)	(d)	(e)	(f)	(g)	Maximum	Equity	Awards	of Stock
Name	Date	Threshold	Target	Maximum	Threshold	Target	(#)	Awards(3)	($/Unit)	Awards(4)
Matthew P. Clifton
Performance Units	2/25/09				0	33,042	66,084		n/a	$750,053
Restricted Shares	2/25/09					33,042			n/a	$750,053
Non-Equity Incentives		$0	$922,500	$2,490,750

David L. Lamp
Performance Units	2/25/09				0	17,622	35,244		n/a	$400,019
Restricted Shares	2/25/09					17,622			n/a	$400,019
Non-Equity Incentives		$0	$442,800	$974,160

Bruce R. Shaw
Performance Units	2/25/09				0	5,124	10,248		n/a	$116,315
Restricted Shares	2/25/09							5,124	n/a	$116,315
Non-Equity Incentives		$0	$162,500	$325,000

George J. Damiris
Performance Units	2/25/09				0	6,831	13,622		n/a	$155,064
Restricted Shares	2/25/09							6,831	n/a	$155,064
Non-Equity Incentives		$0	$150,000	$300,000

Denise C. McWatters
Performance Units	2/25/09				0	2,478	4,956		n/a	$56,251
Restricted Shares	2/25/09							2,478	n/a	$56,251
HEP Restricted Units(5)	3/03/09							1,610	n/a	$37,513
Non-Equity Incentives		$0	$100,000	$200,000

(1)	Amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns reflect a threshold, target, and maximum bonus award amount for each Named Executive Officer equal to the percentages set forth below in the section titled “Annual Incentive Cash Bonus Compensation.”

(2)	Amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the Committee’s grant of performance share units as described below in the section titled “Performance Share Unit Agreement Terms” and restricted stock subject to performance conditions granted to Messrs. Clifton and Lamp described below in the section titled “Restricted Stock Agreement Terms.” With respect to performance share units, the amount shown in column (f) reflects the minimum payment amount of 0%, the amount shown in column (g) reflects the target amount of 100% and, for disclosure purposes only, the amount shown in column (h) reflects the maximum payment level of 200%. With respect to restricted stock awards, the amount reported in column (g) is the only payment amount possible (other than zero).

(3)	The amounts in column (i) are the number of shares of restricted stock granted to each of our Named Executive Officers in 2009. The terms of the grants are described below in the section titled “Restricted Stock Agreement Terms.”

(4)	Except for the HEP restricted units granted to Ms. McWatters, represents the full grant date fair value determined pursuant to FASB ASC Topic 718 and as reflected in our financial statements, based on the number of shares subject to the award and the closing price of the Common Stock, which was $22.70, on the date prior to the grant for both restricted stock and performance share units. With respect to performance share units and restricted stock granted to Messrs. Clifton and Lamp, this reflects an assumed payment of 100% of the number of shares under the performance share unit award, as this is the “probable” payout percentage for the performance share units and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the award of HEP restricted units to Ms. McWatters is reflected in the financial statements of HEP and based on the closing price of the HEP common units, which was $23.30, on the date prior to the grant.

(5)	Represents restricted units of HEP awarded to Ms. McWatters by HLS for services performed on behalf of HEP. These restricted unit awards are described in HEP’s Annual Report on Form 10-K for the year ended December 31, 2009. Messrs. Clifton and Shaw also received equity awards of HEP units as more particularly described in the HEP Annual Report on Form 10-K for the year ended December 31, 2009.

The 2009 awards of performance share units and shares of restricted stock were issued under our Long-Term Incentive Compensation Plan. The material terms of these awards are described below. Defined terms impacting the accelerated settlement or vesting of these awards can be found below in “Potential Payments Upon Termination or Change in Control.”

Performance Share Unit Agreement Terms

Under the terms of the performance share unit agreements, dated February 25, 2009, that each of our Named Executive Officers executed pursuant to the LTIP, recipients of performance share units may earn from 0% to 200% of the number of units awarded. The performance share units represent an award for a designated performance and related service period. At the end of the required periods, recipients are entitled to a number of shares of Common Stock equal to a percentage of the awarded units as determined by reference to our performance on four performance measures compared to the performance by our defined peer group on the same four measures.

The four performance measures are earnings per share (“EPS”) growth, net profit margin, return on assets, and return on investment. Our performance comparison group is the 2009 Incentive Award Peer Group described above in the CD&A. If a member of the peer group ceases to be a public company during the performance period (whether by merger, consolidation, liquidation or otherwise) or it fails to file financial statements with the SEC in a timely manner, it will be treated as if it had not been a peer group member for the entire performance period.

“EPS growth” means the compound annual growth rate in earnings per share before extraordinary items and discontinued operations, and after the effect of conversion of convertible preferred stock, convertible debentures, and options and warrants that have been identified as common stock equivalents. “Net profit margin” means net income before extraordinary items and dividends on common and preferred stock, divided by net sales. “Return on assets” means the net income before extraordinary items, divided by total assets (i.e., the sum of current assets, net plant, and other non-current assets). “Return on investment” means the net income before extraordinary items, divided by the sum of long-term debt, preferred stock and total common equity. Each of these performance measures shall exclude unusual or non-recurring items and the cumulative effect of tax and accounting changes.

The number of shares of Common Stock payable is equal to the result of (i) multiplying the number of performance share units granted by (ii) the average as determined by adding our percentile ranking on each performance measure and dividing the sum by four.

The performance period runs from January 1, 2009 until September 30, 2011. If an award recipient’s employment terminates prior to December 31, 2011 due to a voluntary separation (including retirement but not including a resignation in connection with a “Special Involuntary Termination”) or “Cause,” as those terms are defined below, he or she will forfeit his or her award. In the event of an award recipient’s death or total and permanent disability (as determined by the Committee in its sole discretion) the recipient shall forfeit a number of performance share units equal to the percentage that (i) the number of full months in the period beginning on the date of termination due to death or total and permanent disability and ending on December 31, 2011 (ii) bears to 36. Any remaining units that are not vested will become vested, and the amount payable to the recipient shall be equal to the result of multiplying the number of remaining performance share units by the Peer Group Performance Percentage as of December 31, 2011. In the event of an award recipient’s death or total and permanent disability, the Committee, in its sole discretion, may make a payment assuming a performance percentage of up to 200% instead of the Peer Group Performance Percentage as of December 31, 2011.

If an award recipient’s employment is terminated due to a Special Involuntary Termination, before December 31, 2011, the award recipient shall remain eligible to receive full payment of the performance share units at the normal vesting date (i.e., he or she shall be treated as remaining continuously employed through December 31, 2011). “Special Involuntary Termination” means the occurrence of either of the following within 60 days prior to or at any time after a “change in control”: (i) termination of the award recipient’s employment for any reason other than Cause; and (ii) resignation by the award recipient within 90 days after an “Adverse Change” (as defined below) in the terms of the award recipient’s employment.

“Cause” and “Adverse Change” are defined below under “Potential Payments Upon Termination or Change in Control” in the discussion of long-term equity incentive awards.

The change in control provisions of performance share units are described below under “Potential Payments Upon Termination or Change in Control.”

Additional information regarding the performance share units can be found above under “Compensation Discussion and Analysis — Overview of 2009 Executive Compensation Components — Long-Term Incentive Equity Compensation.”

Restricted Stock Agreement Terms

The 2009 restricted stock agreements contain a Company performance standard that applies only to Messrs. Clifton and Lamp. Restricted stock awards granted to Ms. McWatters and Messrs. Shaw and Damiris are not subject to performance conditions and vest in three substantially equal annual installments. The restricted stock agreements require that the award recipient be continuously employed with us or a subsidiary through the applicable vesting date, except as provided below. The first one-third of the restricted stock awards for Ms. McWatters and Messrs. Shaw and Damiris vested in January 2010, and the remaining two-thirds will vest on January 1, 2011 and January 1, 2012, provided he or she continues employment with us.

Except in the case of early termination of employment, under the terms of the 2009 restricted stock agreements for Messrs. Clifton and Lamp, (i) after December 31, 2009, one-third of these restricted shares will vest if our average “Quarterly Adjusted Net Income” (defined below) per diluted share is at least $0.25 for the period beginning October 1, 2009 and ending at the end of the quarter being considered (with the earliest possible ending quarter being the fourth quarter of 2009 and the last possible ending quarter being the fourth quarter of 2012) (ii) after December 31, 2010, another one-third of these restricted shares will vest if our average “Quarterly Adjusted Net Income” (defined below) per diluted share is at least $0.25 for the period beginning October 1, 2009 and ending at the end of the quarter being considered (with the earliest possible ending quarter being the fourth quarter of 2010 and the last possible ending quarter being the fourth quarter of 2012), and (iii) after December 31, 2011, the remaining one-third of the restricted stock will vest if our average Quarterly Adjusted Net Income per diluted share is at least $0.25 for the period beginning October 1, 2009 and ending at the end of the quarter being considered (with the earliest possible ending quarter being the fourth quarter of 2011 and the last possible ending quarter being the fourth quarter of 2012). Quarterly Adjusted Net Income means net income for a quarter, as reported by us in our filings with the SEC, adjusted to exclude the effects of recoveries or liabilities resulting from litigation and administrative proceedings involving us and our subsidiaries. Distributions for recipients of restricted stock agreement grants with performance standards will be deferred until the applicable awards vest and such distributions will be forfeited if such awards do not vest. Assuming the Quarterly Adjusted Net Income standard is met as set forth in each case above, the awards that are subject to performance conditions will become vested on the date that the Committee certifies that we have met the applicable standards. To date, we have not met the applicable performance standard for vesting of the one-third of the restricted shares that could potentially vest after December 31, 2009 and these shares will be reevaluated each quarter for potential vesting until either (i) vesting occurs or (ii) forfeiture occurs if vesting has not occurred following the fourth quarter of 2012.

In the event of an award recipient’s death, total and permanent disability (as determined by the Committee in its sole discretion) or, as to Ms. McWatters and Messrs. Shaw and Damiris only, retirement after attaining age 62 (or retirement after attaining an earlier retirement age approved by the Committee in its sole discretion), the recipient shall forfeit a number of shares of restricted stock equal to (i) the total number of shares of restricted stock initially subject to the award times (ii) the percentage that the period of full months beginning on the first calendar month following the date of death, disability or retirement and ending on December 31, 2011 bears to 36. Any remaining shares of restricted stock that are not vested will become vested, but any fractional shares will be forfeited. In its sole discretion, the Committee may decide to vest all of the shares of restricted stock in lieu of the prorated number. Award recipients are stockholders with respect to all of the shares of restricted stock. Ms. McWatters and Messrs. Shaw and Damiris have the right to receive all dividends and other distributions paid with respect to such shares of restricted stock. As described above, Messrs. Clifton and Lamp received restricted stock grants with performance standards, and distributions on their restricted stock grants will be deferred until the applicable awards vest.

As to Ms. McWatters and Messrs. Shaw and Damiris only, pursuant to their respective restricted stock agreements, in the event his or her employment is terminated due to a Special Involuntary Termination before the lapse of all restrictions on the restricted stock award, all restrictions shall lapse and the shares shall become fully vested and delivered to the recipient as soon as practicable thereafter. Under Ms. McWatters’ and Messrs. Shaw’s and Damiris’ restricted stock agreements, Special Involuntary Termination has the same meaning as defined above under “Performance Share Unit Agreement Terms,” except the term “Adverse Change” means (i) a change in the city in which the award recipient is required to work regularly, (ii) a substantial increase in travel requirements of employment, (iii) a substantial reduction in duties of the type previously performed by the recipient, or (iv) a significant reduction in compensation or benefits that does not apply generally to executives.

As to Messrs. Clifton and Lamp, pursuant to their respective restricted stock agreements, in the event his employment is terminated due to a Special Involuntary Termination (as defined above under “Performance Share Unit Agreement Terms”) before the lapse of all restrictions on the restricted stock award, the recipient shall remain eligible to vest in all remaining shares of restricted stock (whether or not the continuous employment requirement has been satisfied), provided that such shares of restricted stock shall only become actually vested if we achieve the performance standard during the applicable period. Any shares of restricted stock that remain eligible to vest as of the recipient’s termination of employment, but that have not vested as of December 31, 2012, shall be forfeited. In the event his employment is terminated for any other reason before the lapse of all restrictions on the restricted stock award, the recipient shall remain eligible to vest in any shares of restricted stock with respect to which the continuous employment requirement has been satisfied. In addition, the recipient shall also remain eligible to vest in a number of shares of restricted stock equal to the product of one-third of the shares awarded pursuant to the agreement, times a fraction, the numerator of which is the number of full months the recipient was employed during the year of termination (counting the month of termination as a full month) and the denominator of which is 12, provided the performance standard is met during the applicable period. The shares of restricted stock not eligible to vest shall be forfeited.

The termination and change in control provisions of restricted stock awards are described below under the section titled “Potential Payments Upon Termination or Change in Control.”

Additional information regarding the restricted stock awards can be found above under “Compensation Discussion and Analysis — Overview of 2009 Executive Compensation Components — Long-Term Incentive Equity Compensation.”

Annual Incentive Cash Bonus Compensation

The bonuses that are available to our Named Executive Officers as annual incentive bonuses are based upon pre-set percentages of salary, achieved by reaching certain target performance levels. A description of the pre-established performance criteria utilized in 2009 can be found above in the CD&A under the section titled “Annual Incentive Cash Bonus Compensation.” The following chart reflects the target and maximum percentages that were set for our Named Executive Officers and the actual percentages awarded to each individual.

	Percent of
	Salary	Percent of Salary	Percent of	Maximum	Percent of Salary
	Based on	Based	Salary Based on	Multiplier	Maximum
	Company’s	on Peer Financial	Individual	(multiple of	Possible Incentive
Name	Net Income	Results	Performance	target)	Compensation(1)
Matthew P. Clifton	25% Actual 4.0%	75% Actual 186.8%	0%	2.7x	270%
David L. Lamp	17.5% Actual 2.8%	52.5% Actual 106%	10% Actual 10%	2.2x	176%
Bruce R. Shaw	8% Actual 1.3%	22% Actual 41%	20% Actual 25%	2x	100%
George J. Damiris	8% Actual 1.3%	22% Actual 41%	20% Actual 25%	2x	100%
Denise C. McWatters	5% Actual 0.8%	15% Actual 28.2%	20% Actual 20%	2x	80%

(1)	As described above, the Committee has discretion to award more or less than the maximum possible incentive compensation by either reducing the maximum percentage or by awarding additional bonus amounts in addition to the incentive cash compensation.

Additional information regarding cash bonus compensation can be found above under “Compensation Discussion and Analysis — Overview of 2009 Executive Compensation Components — Annual Incentive Cash Bonus Compensation.”

2009 Outstanding Equity Awards at Fiscal Year End

The following table reflects outstanding performance share units and restricted stock held by our Named Executive Officers as of December 31, 2009, including awards that were granted prior to 2009.

Stock Awards
(a)	(f)	(g)	(h)	(i)
			Equity	Equity
			Incentive	Incentive Plan
			Plan Awards:	Awards:
		Market	Number	Market or
	Number of	Value of	of Unearned	Payout Value
	Shares or	Shares or	Shares,	of Unearned
	Units of	Units of	Units or Other	Shares, Units
	Stock that	Stock That	Rights That	or Other Rights
	Have Not	Have Not	Have Not	That Have
	Vested	Vested	Vested	Not Vested
Name	(#)(1)	($)(2)	(#)(3)(4)	($)(5)
Matthew P. Clifton,	n/a	n/a	170,473	$4,369,223
Chief Executive Officer and
Chairman of the Board

David L. Lamp,	1,334	$34,190	89,765	$2,300,677
President

Bruce R. Shaw,	13,076	$335,138	21,934	$562,168
Senior Vice President and Chief
Financial Officer

George J. Damiris,	9,824	$251,789	25,094	$643,159
Senior Vice President,
Supply and Marketing

Denise C. McWatters,	5,072	$152,873	7,908	$202,682
Vice President, General
Counsel and Secretary

(1)	The following chart sets forth by grant date the number of unvested restricted stock awards (with no performance standards) awarded to our Named Executive Officers that remained outstanding as of December 31, 2009:

	February 2005	June 2007	December 2007	March 2008	February 2009
	Restricted	Restricted	Restricted	Restricted	Restricted
Name	Stock(a)	Stock(b)	Stock(c)	Stock(d)	Stock(e)	Total
Matthew P. Clifton	0	0	0	0	0	0
David L. Lamp	1,334	0	0	0	0	1,334
Bruce R. Shaw	0	0	6,319	1,633	5,124	13,076
George J. Damiris	0	816	0	2,177	6,831	9,824
Denise C. McWatters(f)	0	0	0	984	2,478	3,462

(a)	Restricted stock awards with no performance standards (as adjusted for the June 2006 stock split) were made in February 2005. Pursuant to the terms of the grants, one-third of the restricted stock vested in January 2008, and an additional one-third of the restricted stock vested in January 2009. The remaining one-third of the restricted stock vested immediately after December 31, 2009.

(b)	An award of 2,450 shares of restricted stock was made in June 2007 following the commencement of Mr. Damiris’ employment with the Company. Pursuant to the terms of the grant, one-third of the restricted stock vested in January 2008, and an additional one-third of the restricted stock vested in January 2009. The remaining one-third of the restricted stock vested immediately after December 31, 2009.

(c)	An award of 5,380 shares of restricted stock (with no performance standards) was made to Mr. Shaw in December 2007. One-half of those restricted shares vested on January 1, 2009, and the remaining one-half of the restricted shares vested immediately after December 31, 2009. A second award of 5,444 shares of restricted stock (with no performance standards) was also made to Mr. Shaw in December 2007. One-third of those 5,444 restricted shares vested on January 1, 2009, and an additional one-third of those restricted shares vested immediately after December 31, 2009. Except in the case of early termination, the remaining one-third of the 5,444 restricted shares will vest on January 1, 2011.

(d)	Restricted stock awards with no performance standards were made in March 2008. Pursuant to the terms of the grants, one-third of the restricted stock vested in January 2009, and an additional one-third of the restricted stock vested immediately after December 31, 2009. Except in the case of early termination, the remaining one-third of the restricted stock will vest immediately after December 31, 2010.

(e)	Restricted stock awards with no performance standards were made in February 2009. The vesting dates for these awards are described above in the narrative disclosures in the section titled “Restricted Stock Agreement Terms.”

(f)	This supplemental table does not include the 1,610 HEP restricted units granted to Ms. McWatters. The first one-third of the 1,610 HEP restricted units granted to Ms. McWatters by HLS vested immediately following December 31, 2009. The remaining two-thirds will vest in substantially equal installments immediately following December 31, 2010 and 2011. Other than due to a defined change-in-control event, death, disability or retirement, if Ms. McWatters’ employment relationship with HLS is terminated prior to one of the vesting dates specified above, all unvested restricted units will be forfeited. In the event of Ms. McWatters’ death, total and permanent disability as determined by the Compensation Committee of HLS in its sole discretion, or upon either of Ms. McWatters’ retirement with HLS after attaining age 62 or an earlier retirement age approved by the Compensation Committee of HLS in its sole discretion, Ms. McWatters shall forfeit a number of units equal to (i) the total number of units initially subject to the award times (ii) the percentage that the period of full months beginning on the first calendar month following the date of death, disability or retirement and ending on December 31, 2011 bears to 36. Any remaining units that are not vested will become vested. In its sole discretion, the Compensation Committee of HLS may decide to vest all of the units in lieu of the prorated number. Ms. McWatters is a unitholder with respect to all of the restricted units and has the right to receive all distributions paid with respect to such restricted units. The termination and change-in-control provisions of this award are described below in the section titled “Potential Payments upon Termination or Change in Control.” These restricted unit awards are described in detail in HEP’s Annual Report on 10-K for the year ended December 31, 2009.

(2)	Based upon the closing market price of our Common Stock or HEP common units, as applicable, on December 31, 2009, which was $25.63 per share for our Common Stock and $39.84 for the HEP common units.

(3)	For purposes of the Outstanding Equity Awards at Fiscal Year End table, all performance awards have been calculated assuming the maximum threshold is reached because target was obtained in 2009.

(4)	The following chart sets forth by grant date the number of equity incentive plan awards awarded to our Named Executive Officers that remained outstanding and unvested as of December 31, 2009:

Restricted Stock and Performance Share Unit Grants

	February 2005	February 2007		June 2007	December 2007	March 2008		February 2009
			Performance	Performance	Performance		Performance		Performance
	Restricted	Restricted	Share	Share	Share	Restricted	Share	Restricted	Share
Name	Stock(a)	Stock(b)	Units(c)	Units(d)	Units(e)	Stock(f)	Units(g)	Stock(h)	Units(i)
Matthew P. Clifton	6,150	7,293	10,940	0	0	9,006	13,509	33,042	33,042

David L. Lamp	0	4,098	6,147	0	0	5,127	7,690	17,622	17,622

Bruce R. Shaw	0	0	0	0	3,394	0	2,449	0	5,124

George J. Damiris	0	0	0	2,450	0	0	3,266	0	6,831

Denise C. McWatters	0	0	0	0	0	0	1,476	0	2,478

(a)	Restricted stock awards with a performance standard (as adjusted for the June 2006 stock split) were made in February 2005. Pursuant to the terms of the grant, one-third of the restricted stock became fully vested and non-forfeitable in February 2008, and an additional one-third of the restricted stock became fully vested and non-forfeitable in February 2009. The remaining one-third of the restricted stock vested in February 2010 upon the certification by the Committee that our average quarterly adjusted net income per diluted share is at least $0.12 for the period from October 1, 2004 through the quarter ending on December 31, 2009.

(b)	Restricted stock awards with a performance standard were granted in February, 2007. Pursuant to the terms of the grants, one-third of the restricted stock became fully vested and non-forfeitable in February 2008. Except in the case of early termination of employment, (i) after December 31, 2008, another one-third of the restricted stock (the “2009 shares”) will vest if our average quarterly adjusted net income per diluted share is at least $0.68 for the period from October 1, 2007 through the end of period being measured (with the earliest possible ending quarter being the fourth quarter of 2008 and the last possible ending quarter being the fourth quarter of 2010) and (ii) after December 31, 2009, the remaining one-third of the restricted stock (the “2010 shares”) will vest if our average quarterly adjusted net income per diluted share is at least $0.68 for the period from October 1, 2007 through the end of period being measured (with the earliest possible ending quarter being the fourth quarter of 2009 and the last possible ending quarter being the fourth quarter of 2010). In the event of the individual’s death, total and permanent disability (as determined by our Committee in its sole discretion), or retirement after attaining age 62 (or some earlier retirement age approved by our Committee in its sole discretion), the individual shall forfeit a number of shares equal to (i) the total shares originally subject to the award, times (ii) the percentage that the period of full months beginning on the first calendar month following the date of death, disability or retirement and ending on December 31, 2009, bears to 36, and any remaining shares that are not vested will become vested, except that in its sole discretion, our Committee may decide to vest all of the shares in lieu of the prorated number. The individual will be a stockholder with respect to all of the restricted shares and will have the right to receive all distributions paid with respect to such restricted shares. The change in control provisions of this award are described below in the section titled “Potential Payments upon Termination or Change in Control.” Assuming the quarterly adjusted net income standard is met as set forth in each case above, the 2009 shares and/or the 2010 shares, as the case may be, will become vested on the date that our Committee certifies that we have met the applicable standards. As of December 31, 2009, the quarterly adjusted net income standard had not been met for the 2009 shares.

(c)	Performance share units were awarded in February 2007. Pursuant to the terms of the grants, the individual may earn from 0% to 200% of the performance share units for the designated performance period. The performance period for these awards ends on December 31, 2009. The number of shares disclosed in the above chart in this footnote (4) represents the number of units subject to the award, rather than the number of shares potentially payable in the event the maximum performance threshold is attained. At the end of the performance period, the individual is entitled to a number of shares of Common Stock equal to a percentage of the awarded units as determined by reference to our performance on three performance measures compared to the performance by members of our defined peer group on the same three measures. The three measures are earnings per share growth, return on assets, and return on investment. The relevant peer group was Alon USA Energy, Inc., Cameron International Corporation, Crosstex Energy, Inc., El Paso Corporation, FMC Technologies, Inc., Frontier Oil Corporation, Giant Industries Inc., Hanover Compressor Company, Marathon Oil Corporation, Maverick Tube Corporation, Murphy Oil Corporation, Sunoco, Inc., Tesoro Corporation, Valero Energy Corp., Western Gas Resources, Inc. and The Williams Companies, Inc. The number of shares of our Common Stock payable is equal to the result of multiplying the number of performance share units granted by the average of the percentile ranking of our performance on the performance measures over the performance period as compared to the peer group’s performance on such measures over the performance period, multiplied by two. The average is determined by adding our percentile ranking on each performance measure and dividing the sum by three. The impact on these awards of a change in control or the awardee’s termination of employment under various circumstances prior to December 31, 2009 are the same as described for the 2009 performance share unit awards in the previous section of this Proxy Statement titled “Performance Share Unit Agreement Terms.”

(d)	Performance share units were granted to Mr. Damiris on June 29, 2007. The terms and conditions of the performance share units granted by us to other Named Executive Officers in February 2007 (see note (c) of this footnote (4)) govern these 2,450 performance share units.

(e)	Performance share units were granted to Mr. Shaw on December 17, 2007. The terms and conditions of the performance share units granted by us to other Named Executive Officers in February 2007 (see note (c) of this footnote (4)) govern these 3,394 performance share units.

(f)	Restricted stock awards with a performance standard were granted in March, 2008. Pursuant to the terms of the grants, one-third of the restricted stock became fully vested and non-forfeitable in February 2009. Except in the case of early termination of employment, (i) after December 31, 2009, another one-third of the restricted stock (the “2010 shares”) will vest if our average quarterly adjusted net income per diluted share is at least $1.00 for the period from October 1, 2008 through the end of period being measured (with the earliest possible ending quarter being the fourth quarter of 2009 and the last possible ending quarter being the fourth quarter of 2011) and (ii) after December 31, 2010, the remaining one-third of the restricted stock (the “2011 shares”) will vest if our average quarterly adjusted net income per diluted share is at least $1.00 for the period from October 1, 2008 through the end of period being measured (with the earliest possible ending quarter being the fourth quarter of 2010 and the last possible ending quarter being the fourth quarter of 2011). In the event of the individual’s death or total and permanent disability (as determined by our Committee in its sole discretion), the individual shall forfeit a number of shares equal to (i) the total shares originally subject to the award, times (ii) the percentage that the period of full months beginning on the first calendar month following the date of death or disability and ending on December 31, 2010, bears to 36, and any remaining shares that are not vested will become vested, except that in its sole discretion, our Committee may decide to vest all of the shares in lieu of the prorated number. The individual will be a stockholder with respect to all of the restricted shares and will have the right to receive all distributions paid with respect to such restricted shares. The change in control provisions of this award are described below in the section titled “Potential Payments upon Termination or Change in Control.” Assuming the quarterly adjusted net income standard is met as set forth in each case above, the 2010 shares and/or the 2011 shares, as the case may be, will become vested on the date that our Committee certifies that we have met the applicable standards.

(g)	Performance share units were awarded in March 2008. Pursuant to the terms of the grants, the individual may earn from 0% to 200% of the performance share units for the designated performance period. The performance period for these awards ends on December 31, 2010. The number of shares disclosed in the above chart in this footnote (4) represents the number of units subject to the award, rather than the number of shares potentially payable in the event the maximum performance threshold is attained. The performance goals associated with these awards are the same as described above in note (c) of this footnote (4). The impact on these awards of a change in control or the awardee’s termination of employment under various circumstances prior to December 31, 2010 are the same as described for the 2010 performance share unit awards in the previous section of this Proxy Statement titled “Performance Share Unit Agreement Terms.”

(h)	Restricted stock awards with a performance standard were made in February 2009. The vesting dates for these awards are described above in the narrative disclosures in the section titled “Restricted Stock Agreement Terms.”

(i)	Performance share units were awarded in February 2009. The number of shares disclosed in the chart above in this footnote (4) represents the number of units subject to the award, rather than the number of shares potentially payable in the event the maximum performance threshold is attained. Additional information regarding these performance share units is provided above in the narrative disclosures in the section titled “Performance Share Unit Agreement Terms” under the “2009 Grants of Plan-Based Awards” table.

(5)	Based upon the closing market price of our Common Stock on December 31, 2009, which was $25.63 per share.

2009 Option Exercises and Stock Vested

The following table provides information about our Named Executive Officers related to stock options exercised and restricted share and/or performance share unit awards that became vested during the 2009 fiscal year.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	Upon Exercise	Acquired on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)(1)
Matthew P. Clifton	n/a	n/a	62,094(2)	$1,365,860
Chief Executive Officer and Chairman of the Board

David L. Lamp	n/a	n/a	23,276(3)	$473,458
President

Bruce R. Shaw	n/a	n/a	11,588(4)	$220,275
Senior Vice President and Chief Financial Officer

George J. Damiris	n/a	n/a	1906(5)	$34,746
Senior Vice President, Supply and Marketing

Denise C. McWatters	n/a	n/a	492(6)	$8,969
Vice President, General Counsel and Secretary

(1)	Value realized from the vesting of restricted stock and/or performance share unit awards is equal to the closing price of our Common Stock on the vesting date (or, if the vesting date is not a trading date, on the trading date immediately prior to the date of vesting) multiplied by the number of vested shares (calculated before payment of any applicable withholding or other income taxes).

(2)	Mr. Clifton was granted the following awards that vested on February 18, 2009 following the Committee’s certification of the applicable performance standards when the applicable market price of the Company’s stock was $23.48: (a) 22,034 shares (as adjusted for the August 2004 and June 2006 stock splits) of restricted stock with a performance standard in May 2004, (b) 6,150 shares (as adjusted for the June 2006 stock split) of restricted stock with a performance standard in February 2005, (c) 5,232 shares (as adjusted for the June 2006 stock split) of restricted stock with a performance standard in February 2006, and (d) 4,503 shares of restricted stock with a performance standard in March 2008.

Mr. Clifton also was granted 15,698 performance share units (as adjusted for the June 2006 stock split) in February 2006 that vested on January 12, 2009 following the Committee’s certification that the applicable performance standards were met. Those performance share units were paid at 24,175 shares of common stock (which represents the number of units subject to the award multiplied by a 154% performance percentage) with an applicable market price of $19.67 on the date of vesting.

(3)	Mr. Lamp was granted the following awards that vested on the indicated dates: (a) 2,534 shares of restricted stock (as adjusted for the August 2004 and June 2006 stock splits) granted in May 2004 and vested on January 1, 2009 when the market price of the Company’s stock was $18.23, the closing price per share of our Common Stock on December 31, 2008, (b) 1,333 shares of restricted stock (as adjusted for the June 2006 stock split) granted in February 2005 and vested on January 1, 2009 when the applicable market price of the Company’s stock was $18.23, (c) 2,998 shares of restricted stock with a performance standard (as adjusted for the June 2006 stock split) granted in February 2006 and vested on February 18, 2009 following the Committee’s certification of the applicable performance standards when the applicable market price of the Company’s stock was $23.48, and (d) 2,563 shares of restricted stock with a performance standard granted in March 2008 and vested on February 18, 2009 following the Committee’s certification of the applicable performance standards when the applicable market price of the Company’s stock was $23.48.

Mr. Lamp also was granted 8,992 performance share units (as adjusted for the June 2006 stock split) in February 2006 that vested on January 12, 2009 following the Committee’s certification that the applicable performance standards were met. Those performance share units were paid at 13,848 shares of Common Stock (which represents the number of units subject to the award, multiplied by a 154% Performance Percentage) with an applicable market price of $19.67 on the date of vesting.

(4)	Mr. Shaw was granted the following awards that vested on January 1, 2009 when the market price of the Company’s stock was $18.23, the closing price per share of our common stock on December 31, 2008: (a) 4,504 shares of restricted stock granted in December 2007, and (b) 816 shares of restricted stock granted in March 2008. Mr. Shaw was also granted 4,070 performance share units in December 2007 that vested on January 12, 2009 following the Committee’s certification that the applicable performance standards were met. Those performance share units were paid at 6,268 shares of Common Stock (which represents the number of units subject to the award, multiplied by a 154% Performance Percentage) with an applicable market price of $19.67 on the date of vesting.

(5)	Mr. Damiris was granted the following awards that vested on January 1, 2009 when the market price of the Company’s stock was $18.23, the closing price per share of our common stock on December 31, 2008: (a) 817 shares of restricted stock granted in June 2007, and (b) 1,089 shares of restricted stock granted in March 2008.

(6)	Ms. McWatters was granted an award of 492 shares of restricted stock in March 2008 that vested on January 1, 2009 when the applicable market price of the Company’s stock was $18.23.

Pension Benefits

Our Named Executive Officers participate in our Retirement Plan (the “Qualified Retirement Plan”), which generally provides a defined benefit to participants following their retirement. In addition, since the 1995 fiscal year, we have also sponsored and maintained our Retirement Restoration Plan (the “Retirement Restoration Plan”) that provides additional benefits such that the total pension benefits for specified executives will be maintained at the levels contemplated in the Qualified Retirement Plan before application of the Tax Code limitations. The table below sets forth an estimate of the pension benefits payable to our Named Executive Officers at normal retirement age under the Qualified Retirement Plan and the Retirement Restoration Plan (collectively, the “Retirement Plans”).

Pension Benefits Table

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
(a)	(b)	(#) (c)	($) (d)	($) (e)
Matthew P. Clifton,	Qualified Retirement Plan	29.17	$918,681	$0
Chief Executive Officer and	Retirement Restoration Plan	29.17	$2,649,334	$0
Chairman of the Board

David L. Lamp,	Qualified Retirement Plan	6.0	$131,831	$0
President	Retirement Restoration Plan	6.0	$159,436	$0

Bruce R. Shaw	Qualified Retirement Plan	8.25	$90,328	$0
Senior Vice President and	Retirement Restoration Plan	8.25	$4,774	$0
Chief Financial Officer

George J. Damiris,	Qualified Retirement Plan	n/a	n/a	$0
Senior Vice President,	Retirement Restoration Plan	n/a	n/a	$0
Supply and Marketing

Denise C. McWatters,	Qualified Retirement Plan	n/a	n/a	$0
Vice President, General Counsel	Retirement Restoration Plan	n/a	n/a	$0
and Secretary

In quantifying the present value of the current accrued benefit under the Retirement Plans for our Named Executive Officers indicated above, the valuation method and assumptions discussed in Note 16 to our Consolidated Financial Statements for the fiscal year ended December 31, 2009, included in our annual report on Form 10-K were utilized assuming benefits begin at the first age the participant is eligible for an unreduced benefit (age 62 or current age if later). The material assumptions used include the following:

Discount Rate	6.20%
Mortality Table	RP2000 White Collar Projected to 2020 (50% male/50% female)
Retirement Age	the later of current age or age 62

Effective January 1, 2007, participation in the Retirement Plans was frozen to non-union new hires. Employees hired before 2007 generally became eligible to participate in our Qualified Retirement Plan after completing one year of service with us or any of our affiliates. The amount of benefits accrued under the Qualified Retirement Plan is based upon a participant’s compensation, age and length of service. The compensation taken into account under our Qualified Retirement Plan is a participant’s average monthly compensation, which includes base salary or base pay and any quarterly bonuses, during the highest consecutive 36-month period of employment for each employee (“Plan Compensation”). No quarterly bonuses were provided to our Named Executive Officers in 2009, but quarterly bonuses were paid to some non-executive union employees.

Our Qualified Retirement Plan provides for benefits upon normal retirement, early retirement, and late retirement, as well as providing accelerated deferred vested benefits, disability benefits and death benefits. Upon normal retirement following a participant’s attainment of age 65, a participant is entitled to a life annuity with monthly pension payments equal to (a) 1.6% of the participant’s average monthly Plan Compensation multiplied by the participant’s total years of credited benefit service, minus (b) 1.5% of the participant’s primary Social Security benefit multiplied by the participant’s total years of credited service (but not to exceed 45% of such Social Security benefits). In addition, a participant who (i) has attained age 50 and completed at least 10 years of service, or (ii) has attained age 55 and completed at least 3 years of service may elect to terminate employment and begin receiving benefits under our Qualified Retirement Plan. If such a participant begins receiving benefits under our Qualified Retirement Plan on or after the date the participant attains age 60 but before he reaches age 62, such benefits will be reduced by 1/12th of 2 1/2% for each full month that such benefits begin before age 62. If benefits begin before age 60, the participant’s Qualified Retirement Plan benefits will be reduced by 1/12th of 5% for each full month that such benefits begin before age 60.

The normal form of benefits under our Qualified Retirement Plan is a life annuity or, if a participant is married, a qualified joint and survivor annuity (unless properly waived). Our Qualified Retirement Plan also permits participants to elect to receive their benefits in the form of a single life annuity for a 5- or 10-year term certain, a reduced pension for the joint lives of the participant and a co-annuitant (with a 100%, 75%, 66.66%, or 50% survivor percentage) or a lump sum. If the participant dies before his Qualified Retirement Plan benefits have commenced, his surviving spouse will be entitled to a benefit for life equal to the amount that would have been paid as a survivor benefit under the 100% joint and survivor annuity option. If the participant is not married on the date of his death or waived the surviving spouse benefit, such benefit will be paid to his beneficiary in the form of monthly payments for life or a term certain or in the form of a lump sum, as elected by the beneficiary.

Benefits up to limits set by the Tax Code are funded by our contributions to the Qualified Retirement Plan, with the annual contribution amounts determined on an actuarial basis. In 2009, the Tax Code limited the annual benefit that could be paid from our Qualified Retirement Plan to $195,000 per year (subject to increases for future years based on price level changes) and limited the compensation that could be taken into account in computing such benefit to $245,000 per year (subject to certain upward adjustments for future years).

For certain executives including our Named Executive Officers whose benefits under our Qualified Retirement Plan are limited as a result of the limitations described in the preceding paragraph, we have granted participation in our Retirement Restoration Plan, which provides additional pension benefits so that the total retirement benefits for specified executives will be maintained at the levels contemplated in our Qualified Retirement Plan before application of the Tax Code limitations. Specifically, the amount of benefits payable under our Retirement Restoration Plan is equal to a participant’s benefit payable in the form of a life annuity calculated under the Qualified Retirement Plan without regard to the Tax Code limitations less the amount of the Qualified Retirement Plan benefit that can be paid under the Qualified Retirement Plan after application of the Tax Code limits. Benefits under our Retirement Restoration Plan are generally payable in the same form and at the same time as the participant’s benefits under the Qualified Retirement Plan for benefits earned through 2004 (Pre-409A benefits) and as a lump sum, and no earlier than 6 months following the Named Executive Officer’s separation from service for benefits earned after 2004 (Post-409A benefits).

Since Mr. Clifton was over age 50 and had more than 10 years of service, he was eligible for early retirement on December 31, 2009. His early retirement benefits potentially payable beginning January 1, 2010 are estimated to be $7,004 per month payable for his lifetime or $1,167,244 payable as a lump sum from the Qualified Retirement Plan and $20,198 per month payable for his lifetime or $3,366,150 payable as a lump sum from the Retirement Restoration Plan. A portion of the $20,198 monthly benefit payable to Mr. Clifton under the Retirement Restoration Plan is attributable to Post-409A benefits and, therefore, will paid in a lump sum and not as a monthly benefit. Messrs. Lamp and Shaw were not eligible to commence benefits as of December 31, 2009. Mr. Damiris and Ms. McWatters are not eligible to participate in the Qualified Retirement Plan and the Retirement Restoration Plan because they were hired after the Plan was frozen to non-union new hires.

Nonqualified Deferred Compensation

We sponsored an ESOP Restoration Plan that was terminated effective January 3, 2009 and all amounts held thereunder were distributed on January 6, 2009. At the termination of the ESOP Restoration Plan the only Named Executive Officer who had an account balance was Mr. Clifton. The following table provides information about participation in our ESOP Restoration Plan for the year ending December 31, 2000:

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate
	in Last FY	in Last FY	in Last FY	Distributions	Balance at Last FYE
Name	($)	($)	($)(1)	($)(2)	($)
Matthew P. Clifton,	n/a	n/a	$(4,384)	$191,042	$0
Chairman of the Board and Chief Executive Officer

(1)	Amounts reported as earnings in this table are not preferential (and historically have not been preferential) and therefore are not reported in the Summary Compensation Table and have not been reported in the Summary Compensation Table in prior years. This amount is the difference between the aggregate balance of Mr. Clifton’s ESOP Restoration account on December 31, 2008, which was $195,426, and the aggregate distribution paid to Mr. Clifton in January 2009. The aggregate balance of Mr. Clifton’s ESOP Restoration account on December 31, 2008 was calculated by multiplying the closing market price of our Common Stock on December 31, 2008 of $18.23 per share by the 10,720 phantom shares held in Mr. Clifton’s account on that date.

(2)	Of this amount, $189,434 represents the 10,720 phantom shares awarded under the ESOP Restoration Plan and held by Mr. Clifton as of January 2, 2009 multiplied by the average of the market closing prices for our Common Stock for the thirty day period ending January 2, 2009, which was $17.67 per share. Included in the amount reported in the table is the distribution received by Mr. Clifton on January 6, 2009 of $1,608 in dividends with respect to the 10,720 shares of our Common Stock held in his account as of December 31, 2008.

We adopted the ESOP Restoration Plan to provide additional benefits to executives whose allocations of shares of our Common Stock under our Employee Stock Ownership Plan were reduced because of limitations imposed by the Tax Code for the 1995 and 1996 fiscal years. Pursuant to the terms of the ESOP Restoration Plan, eligible participants received, after the end of the 1995 and 1996 fiscal years, grants of “phantom shares” equal in number to the number of shares of our Common Stock that they were unable to receive under our ESOP due to Tax Code limitations for such fiscal years. Employee contributions were not allowed under the ESOP Restoration Plan. A total of 61,880 phantom shares were granted to participants under the ESOP Restoration Plan for the 1995 and 1996 fiscal years.

The phantom shares awarded under the ESOP Restoration Plan represent unsecured rights to cash payments based on dividends paid on shares of our Common Stock and on the market value of such shares on future dates. Payments based on the market value of Common Stock are generally paid 40 days following an executive officer’s termination of employment or the date of final distribution to the officer under the ESOP, unless the officer elects to defer payment to a future date not later than 60 days after the officer’s death or permanent disability. The ESOP

Restoration Plan was terminated effective January 2, 2009 and all outstanding account balances were paid in cash to the three individuals who had balances at that time (only Mr. Clifton is a Named Executive Officer).

Potential Payments Upon Termination or Change in Control

There are no employment agreements currently in effect between us and any Named Executive Officer, and the Named Executive Officers are not covered under any general severance plan.

We have entered into Change in Control Agreements with our Named Executive Officers. All agreements follow the policy that was approved in February 2008 (approximately three months prior to the 2008 Annual Meeting of Stockholders) and are on the form that was approved in February 2008. No subsequent changes or amendments have been made to our Change in Control Agreement form.

The term of each Change in Control Agreement ends on May 15, 2010 regardless of the date the officer enters into the agreement, with an automatic one year extension on May 15, 2010 (and on each May 15th thereafter) unless a cancellation notice is given 60 days prior to the applicable May 15 expiration date (as extended from time to time). The Change in Control Agreements provide that if, in connection with or within two years after a “Change in Control,” the executive is terminated without “Cause,” leaves voluntarily for “Good Reason,” or is terminated as a condition of the occurrence of the transaction constituting the “Change in Control,” then the executive will receive the following cash severance amounts: (i) a cash payment, paid within 10 days following the executive’s termination, equal to his accrued and unpaid salary, reimbursement of expenses and accrued vacation pay, and (ii) a lump sum amount, paid within 15 days following the executive’s termination, equal to the multiple specified in the table below for such executive times: (A) his annual base salary as of his date of termination or the date immediately prior to the “Change in Control,” whichever is greater, plus (B) his or her annual bonus amount, calculated as the average annual bonus paid to him or her for the prior three years. In addition, the executive (and his dependents, as applicable) will receive the continuation of their medical and dental benefits for the number of years indicated in the table below for such executive.

	Cash Severance	Years for Continuation of
Named Executive Officer	Multiplier	Medical and Dental Benefits

Matthew P. Clifton	3X	3
David L. Lamp	2X	2
Bruce R. Shaw	2X	2
George J. Damiris	2X	2
Denise C. McWatters	1X	1

For purposes of the Change in Control Agreements, the following terms have been given the meanings set forth below:

(a) “Cause” means an executive’s (i) engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential, as reasonably determined by our Board of Directors in good faith, or (ii) conviction of a felony.

(b) “Change in Control” means, subject to certain specific exceptions set forth in the Change in Control Agreements: (i) a person or group of persons (other than Holly, HLS, HEP, or any employee benefit plan of any of the three entities or its affiliates) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding securities or more than 50% of our outstanding Common Stock, (ii) a majority of the members of our Board of Directors is replaced during a 12 month period by directors who were not endorsed by a majority of the board members prior to their appointment, (iii) the consummation of a merger or consolidation of us or one of our subsidiaries other than (A) a merger or consolidation resulting in our voting securities outstanding immediately prior to the transaction continuing to represent at least 50% of the combined voting power of our voting securities or the voting securities of the surviving entity outstanding immediately after the transaction, or (B) a merger or consolidation effected to implement a recapitalization of us in which no person or group becomes the beneficial owner of our securities representing more than 50% of the combined voting power of our then outstanding securities, or (iv) our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale or disposition of all or substantially all of our assets.

(c) “Good Reason” means, without the express written consent of the executive: (i) a material reduction in the executive’s (or his supervisor’s) authority, duties or responsibilities, (ii) a material reduction in the executive’s base compensation, or (iii) the relocation of the executive to an office or location more than 50 miles from the location at which the executive normally performed the executive’s services, except for travel reasonably required in the performance of the executive’s responsibilities. The executive must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

All payments and benefits due under the Change in Control Agreements will be conditioned on the execution and nonrevocation by the executive of a release for our benefit and the benefit of our related entities and agents. The Change in Control Agreements also contain confidentiality provisions pursuant to which each executive agrees not to disclose or otherwise use our confidential information. Violation of the confidentiality provisions entitles us to complete relief, including injunctive relief. Further, in the event of a breach of the confidentiality covenants, the executive could be terminated for “Cause” (provided the breach constituted willful gross negligence or misconduct that is not inconsequential). The Change in Control Agreements do not prohibit the waiver of a breach of these covenants.

If amounts payable to an executive under a Change in Control Agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) (collectively, the “Payments”) exceed the amount allowed under section 280G of the Tax Code for such executive (thereby subjecting the executive to an excise tax as described in further detail below) by 10% or more, we will pay the executive a tax gross up (a “Gross Up”) in an amount necessary to allow the executive to retain (after all regular income and section 280G taxes) a net amount equal to the total present value of the Payments on the date they are to be paid (after all regular income taxes but without reduction for section 280G taxes). Conversely, the Payments will be reduced to the level at which no excise tax applies, but only to the extent they exceed the section 280G limit for the executive by less than 10%.

In addition, under the terms of the long-term equity incentive awards described above, if, within 60 days prior to or at any time after a “Change in Control,” (i) a Named Executive Officer’s employment is terminated by us, other than for “Cause” or (ii) he resigns within 90 days after an “Adverse Change” has occurred, then all restrictions on the award will lapse, the restricted shares or performance units subject to the award will become vested and Common Stock or a cash payment (in the case of certain performance share unit awards) will be delivered to the Named Executive Officer as soon as practicable, though in no event following two and one-half months following the end of the year in which the involuntary termination occurred. The performance share unit award agreements provide that the performance percentage is deemed to be 200% upon the occurrence of a Change in Control (see the footnotes to the Outstanding Equity Awards at Fiscal Year End table for a description of the “Performance Percentage”).

For purposes of the long-term equity incentive awards, the following terms have been given the meanings set forth below:

(a) “Adverse Change” means without the consent of the executive, (i) a material change in the geographic location at which the executive is required to work regularly, (ii) a material reduction in the duties performed by the executive, or (iii) a material reduction in the executive’s base compensation (other than bonuses and other forms of discretionary compensation, or a general reduction applicable generally to executives).

(b) “Cause” means (i) an act of dishonesty constituting a felony or serious misdemeanor and resulting (or intended to result in) personal gain or enrichment to the executive at the Company’s expense, (ii) gross or willful and wanton negligence in the performance of the executive’s material duties, or (iii) conviction of a felony involving moral turpitude. The existence of Cause is determined by the Committee in its sole discretion.

(c) “Change in Control” means, subject to certain specific exceptions set forth in the long-term equity incentive awards: (i) a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities, (ii) a majority of the members of our Board of Directors is replaced by directors who were not endorsed by two-thirds of our board members prior to their appointment, (iii) the consummation of a merger or consolidation of us or any of our subsidiaries other than (A) a merger or consolidation resulting in our voting securities outstanding immediately prior to the transaction continuing to represent at least 60% of the combined voting power of our voting securities or the voting securities of the surviving entity outstanding immediately after the transaction, or (B) a merger or consolidation effected to implement a recapitalization of us in which no person or group becomes the beneficial owner of our securities representing more than 40% of the combined voting power of our then outstanding securities, or (iv) our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

In the event of a Named Executive Officer’s (i) death, (ii) total and permanent disability as determined by the Committee, (iii) retirement after attaining age 62 or an earlier retirement age approved by the Committee, and/or (iv) separation from employment for any reason other than voluntary termination or “Cause” (as defined in the applicable award agreement), certain of the restricted share and performance unit agreements provide that a Named Executive Officer will forfeit a number of restricted shares or performance units equal to (A) the number of restricted shares or performance units awarded, multiplied by (B) the percentage specified in the applicable award agreement. After that number of restricted shares or performance units is forfeited, any shares or performance units that remain unvested will become immediately vested. The Committee also has discretion in the case of death, disability or retirement to fully vest restricted shares and performance share units.

In addition, under the terms of the 1,610 HEP restricted unit awards granted to Ms. McWatters by HLS if, in the event of a change in control, either sixty days prior to the change in control event or following such event, (i) Ms. McWatters’ employment is terminated, other than for cause, or (ii) she resigns within ninety days following an adverse change, then all restrictions on the units will lapse, the units will become vested and the vested units will be delivered to Ms. McWatters as soon as practicable. The terms “change in control,” “cause,” and “adverse change” are substantially similar to the defined terms above with respect to our long-term equity incentive awards except that the definition of “change in control” includes changes with respect to HLS, HEP Logistics Holdings, L.P., or HEP and the service relationship contemplated is with HLS.

The following table reflects the estimated payments and other benefits due as of December 31, 2009 pursuant to the Change in Control Agreements and the accelerated vesting of long-term equity incentive awards of each of our Named Executive Officers, assuming, as applicable, that a “Change in Control” occurred and such executives were terminated effective December 31, 2009; our executives may also be entitled to payments or benefits under other plans or arrangements as further described both below and in other sections of this disclosure. For purposes of the table below, the per share price of our Common Stock was assumed to be $25.63, which is the closing price on December 31, 2009. The amounts below have been calculated using numerous assumptions that we believe are reasonable, such as the assumption that all reimbursable expenses were current as of December 31, 2009. Accrued vacation is not allowed to be carried over to a subsequent year, so we assumed all accrued vacation for the 2009 year was taken prior to December 31, 2009. Employees accrue vacation in 2009 for use in 2010, so we included the value of the 2010 accrued but unused vacation. However, any actual payments that may be made pursuant to the agreements described above are dependent on various factors, which may or may not exist at the time a “Change in

Control” actually occurs and/or the Named Executive Officer is actually terminated. Therefore, such amounts and disclosures should be considered “forward looking statements.”

			Accelerated Vesting
			of Equity Awards on
		Value of	a Change in Control	280G Excise Tax
	Cash	Welfare	and Certain	Gross Up or Cut
Name	Payments(1)	Benefits(2)	Termination Events(3) (4)	Back(5)	Total
Matthew P. Clifton,	$7,236,842	$52,164	$4,369,223	$0	$11,658,229
Chief Executive Officer and Chairman of the Board

David L. Lamp,	$2,165,495	$34,776	$2,354,867	$1,509,919	$6,065,057
President

Bruce R. Shaw,	$1,157,286	$34,776	$897,306	$0	$2,089,368
Senior Vice President and Chief Financial Officer

George J. Damiris,	$1,126,837	$34,776	$894,948	$665,855	$2,722,416
Senior Vice President, Supply and Marketing

Denise C. McWatters,	$409,231	$17,388	$355,555	$0	$782,174
Vice President, General Counsel, and Secretary

(1)	Represents cash payments equal to the sum of (a) accrued vacation plus (b) the multiplier identified above times the sum of (i) the executive’s base salary as of December 31, 2009 and (ii) the average of the annual cash bonus paid for 2006, 2007 and 2008. The 2007 bonus for Mr. Damiris and Ms. McWatters representing partial year compensation was annualized for this calculation. The total for Mr. Clifton was calculated by calculating the sum of (a) the value of his accrued vacation ($106,442) and (b) three (3) times the sum of his base salary ($922,500) and average bonus ($1,454,300).

The total for Mr. Lamp was calculated by calculating the sum of (a) the value of his accrued vacation ($42,577) and (b) two (2) times the sum of his base salary ($553,500) and average bonus ($507,959). The total for Mr. Shaw was calculated by calculating the sum of (a) the value of his accrued vacation ($25,000) and (b) two (2) times the sum of his base salary ($325,000) and average bonus ($214,143). The total for Mr. Damiris was calculated by calculating the sum of (a) the value of his accrued vacation ($23,077) and (b) two (2) times the sum of his base salary ($300,000) and average bonus ($251,880). The total for Ms. McWatters was calculated by calculating the sum of (a) the value of her accrued vacation ($19,230) and (b) one (1) times the sum of her base salary ($250,000) and average bonus ($140,001).

(2)	Represents the value of the continuation of medical and dental benefits for each executive (and, as applicable, his spouse and dependents) for the length of one year multiplied by the applicable multiplier identified above with respect to such executive. The amount was determined based upon the applicable COBRA rates for the employee’s benefits. The value of the benefits was determined by using the current monthly premium amount for a similarly situated employee electing COBRA continuation coverage.

(3)	Except as provided below, these amounts were calculated as follows using the stock price as of market close on December 31, 2009 ($25.63):

				Total Restricted
				Shares Plus
			Maximum	Maximum
	Restricted	Performance	Performance	Performance	Value as of
Named Executive Officer	Shares(a)	Units	Units Awarded	Units	12/31/2009(b)
Matthew P. Clifton	55,491	57,491	114,982	170,473	$4,369,223
David L. Lamp	28,181	31,459	62,918	91,099	$2,354,867
Bruce R. Shaw	13,076	10,967	21,934	35,010	$897,306
George J. Damiris	9,824	12,547	25,094	34,918	$894,948
Denise C. McWatters	5,072	3,954	7,908	12,980	$355,555

(a)	Includes the 1,610 HEP restricted units granted to Ms. McWatters by HLS.

(b)	HEP restricted units held by Ms. McWatters were valued using the closing price of the units on December 31, 2009, which was $39.84.

(4)	Although the award agreements explicitly provide for certain pro-rata vesting upon termination due to death, disability, retirement, and termination of employment other than due to voluntary resignation or termination for “Cause,” the Committee has the discretion to vest awards in full upon such termination events. For purposes of this disclosure only, we assumed the Committee exercised its discretion to allow full vesting. In the event of an actual termination pursuant to one of these events the Committee is under no obligation to actually exercise such discretion.

(5)	Represents the amount of the Tax Code Section 280G Gross Up payment. To determine the amount of the Gross Up payment, the “base amount” for Messrs. Lamp and Damiris was calculated using the five-year average of each officer’s compensation for the years 2004-2008. In the case of Mr. Damiris and Ms. McWatters, the amount is calculated using each officer’s annualized compensation for 2007 and 2008, as such officer’s employment with the Company commenced in June and October 2007, respectively. In the case of Mr. Shaw, the amount is calculated using the five year average of his compensation for the years 2004-2008 (his 2007 compensation is annualized because he left employment in May 2007 and returned in September 2007). The payments received in connection with the change of control in excess of a Named Executive Officer’s “base amount” is considered an “excess parachute payment” as provided by Section 280G of the Tax Code. If the total of all “parachute payments” is equal to or greater than three times the base amount, the amount of the excess parachute payment will be subject to the excise tax. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2009, (b) the closing price of our Common Stock was $25.63 on such date, (c) the excise tax rate under Section 4999 of the Tax Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there are no state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the February 2009 equity awards granted were contingent upon a change of control could be rebutted, and (g) the value received under the Retirement Restoration Plan upon a change in control is equal to the present value of the benefit that would otherwise be received upon normal retirement calculated using the prescribed Applicable Federal Rate.

Finally, in the event of a “Change in Control” (as defined in our Retirement Restoration Plan) each participant’s (or surviving spouse’s or beneficiary’s) benefit under the Retirement Restoration Plan will be paid immediately after such “Change in Control” in the form of an annuity contract issued by a legal reserve life insurance company and a cash payment. The annuity contract will be for an amount equal to the benefits otherwise due the recipient under the Retirement Restoration Plan reduced by the amount of the cash payment, which will equal the reasonable estimate of the federal income tax liability resulting from the annuity contract and the payment. The value of the annuity contract and the estimated cash payment that would be made to each of our

Named Executive Officers under the Retirement Restoration Plan in the event of a “Change in Control” (as defined in the Retirement Restoration Plan) on December 31, 2009, are set forth below:

	Retirement Restoration Plan	Retirement Restoration Plan
Name	Annuity Contract	Cash Payment(1)	Total Cost to Company

Matthew P. Clifton	$1,722,067	$927,267	$2,649,334
David L. Lamp	$103,633	$55,803	$159,436
Bruce R. Shaw	$3,103	$1,671	$4,774
George J. Damiris	n/a	n/a	n/a
Denise C. McWatters	n/a	n/a	n/a

(1)	The estimated federal income tax liability for each Named Executive Officer is calculated above using the highest 2009 marginal federal income tax rates.

Compensation Practices as They Related to Risk Management

Although the majority of the compensation provided to the Named Executive Officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short and long term operational and financial goals.

While annual cash-based incentive bonus awards play an appropriate role in the executive compensation program, the Committee believes that payment should be determined based on an evaluation of Company performance on a wide variety of measures, as compared to our past performance and the performance of our peers, which mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long term interests. In addition, we set performance goals that we believe are reasonable in light of our past performance and market conditions. An appropriate part of total compensation is fixed for the Named Executive Officers, while another portion is variable and linked to performance. A portion of the variable compensation we provide is comprised of long term incentives. A portion of the long term incentives we provide is in the form of restricted stock subject to time based vesting conditions, which retains value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance-based equity incentives, assuming achievement of at least a minimum level of performance, payouts result in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach. Further, our stock ownership guidelines require our executives to hold certain levels of stock (in addition to unvested and unsettled equity-based awards), which aligns an appropriate portion of their personal wealth to our long term performance and the interests of our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board during the year ending December 31, 2009 were Messrs. Berry (Chairman), Echols, Matthews and McKenzie. Mr. Echols was appointed to the Compensation Committee in May 2009. None of the members of the Compensation Committee was an employee of the Company or any of its subsidiaries during the year ending December 31, 2009 and no member of the Compensation Committee has ever been an officer of the Company or any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a member of the Board or the Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2009 and has discussed with representatives of Ernst & Young LLP, the Company’s independent auditors for the year ended December 31, 2009, the matters required to be discussed by Statement of Auditing Standards No. 61, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board

Standard No. 1, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee of the Board of Directors

Robert G. McKenzie, Chairman	Buford P. Berry Leldon E. Echols Thomas K. Matthews, II Paul T. Stoffel

The Audit Committee Report will not be deemed proxy soliciting material and will not be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act except to the extent that the Company specifically incorporates such report by reference.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has recommended stockholder ratification of the selection of Ernst & Young LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company and its consolidated subsidiaries for the 2010 calendar year. Ernst & Young LLP has conducted such audits since 1977. It is expected that a representative of such firm will be present in person or by conference telephone at the Annual Meeting, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

EQUITY COMPENSATION PLAN TABLE

The following table summarizes information about our long-term incentive compensation plan as of December 31, 2009:

Number of Shares to
	be Issued Upon	Weighted-Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
	and Rights	and Rights	Compensation Plans

Equity compensation plans approved by stockholders	40,200	$2.98	1,932,278
Equity compensation plans not approved by stockholders	—	—	—

Total	40,200	$2.98	1,932,278

For more information about our Long-Term Incentive Equity Compensation Plan, see information provided under the heading “Long-Term Incentive Equity Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

AUDIT FEES

The following table sets forth the fees paid to Ernst & Young LLP for services provided during 2009 and 2008. All of the fees paid were approved by the Audit Committee:

	2009	2008

Audit Fees(1)	$1,503,000	$1,306,000
Audit-Related Fees(2)	$263,000	$124,000
Tax Fees(3)	$161,000	$515,000
All Other Fees	$0	$0

Total	$1,927,000	$1,945,000

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements and audits performed as part of registration statement filings of the Company and its affiliates.

(2)	Represents fees for consultations related to the SEC’s comment letter related to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and comfort letters related to our 2009 note offerings and various accounting related issues.

(3)	Represents fees for professional services in connection with tax compliance and planning. Includes $12,000 and $212,000 for tax services provided to HEP in the years ended December 31, 2009 and 2008, respectively, as tax services are among the administrative services that the Company provides to HEP under the Omnibus Agreement. In 2009, HEP began paying all fees related to its partnership K-1’s and one-half of fees related to tax services provided to them.

The Company has a policy whereby the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor to assure that performing such services does not impair the auditor’s independence. The Audit Committee has a policy whereby it may delegate its pre-approval authority, up to $75,000, to one or more of the Audit Committee’s members or to the Company’s Chief Accounting Officer, and any decisions made under such delegation are required to be reported to the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Specific Transactions.

M. Neale Hickerson, who is employed by the Company as Vice President, Investor Relations, is the son of Marcus R. Hickerson, a director of the Company. Neale Hickerson was paid cash compensation in the amount of $255,404.60 (representing $182,404.60 in salary and a bonus of $73,000) for services rendered during 2009. Neale Hickerson does not report to Marcus R. Hickerson and his compensation is consistent with our policies that apply to all employees with equivalent qualifications, experience and responsibilities. In addition, Neale Hickerson received 1,542 Restricted Stock Awards and 1,542 Performance Share Units in calendar year 2009 with a grant date fair value of $70,007 based upon the closing price of $22.70 per share on the day prior to the grant. The total stock award value, calculated as set forth in footnote 2 to the 2009 Summary Compensation Table above, of all unvested equity awards held by Neale Hickerson on December 31, 2009 (including awards granted prior to 2009) was $71,775.

Michael P. Clifton, who is employed by the Company as Sr. Manager, Residual Oils for the Company’s asphalt operations, is the son of Matthew P. Clifton, the Chairman of the Board and Chief Executive Officer. Michael Clifton was paid cash compensation in the amount of $136,600 (representing $108,200.00 in salary and a bonus of $28,400) for services rendered during 2009. Michael Clifton does not report to Matthew P. Clifton and his compensation is consistent with our policies that apply to all employees with equivalent qualifications, experience and responsibilities. In addition, Michael Clifton received 795 Restricted Stock Awards in calendar year 2009 with a grant date fair value of $18,047 based upon the closing price of $22.70 per share on the day prior to the grant. The total stock award value, calculated as set forth in footnote 2 to the 2009 Summary Compensation Table above, of unvested equity awards held by Michael Clifton on December 31, 2009 (including awards granted prior to 2009) was $20,165.

Willie D. Reid, who is employed by the Company as Manager, Applications Infrastructure Support and is the son of Jack P. Reid, a director of the Company. Willie Reid was paid cash compensation in the amount of $133,597.14 (representing $111,497.14 in salary and a bonus of $22,100) for services rendered during 2009. Willie Reid does not report to Jack P. Reid and his compensation is consistent with our policies that apply to all employees with equivalent qualifications, experience and responsibilities. In addition, Willie Reid received 309 shares of bonus stock in calendar year 2009 with a grant date fair value of $6,517 based upon the closing price of $21.09 per share on the day of the grant. The total stock award value, calculated as set forth in footnote 2 to the 2009 Summary Compensation Table above, of unvested equity awards held by Willie Reid on December 31, 2009 (including awards granted prior to 2009) was $6,756.

Patricia C. Williams, who is employed by the Company as Contract and Pricing Associate III, is the sister of Matthew P. Clifton, the Chairman of the Board and Chief Executive Officer. Ms. Williams was paid a base salary and bonus of less than $50,000 in 2009. Ms. Williams does not report to Mr. Clifton and her compensation is consistent with our policies that apply to all employees with equivalent qualifications, experience and responsibilities.

Review, Approval or Ratification of Transactions with Related Persons.

The disclosure, review and approval of any transactions between the Company and related persons is governed by the Code of Ethics, which provides guidelines for disclosure, review and approval of any transaction that creates a conflict of interest between the Company and its employees, officers or directors and members of their immediate family. Conflict of interest transactions may be authorized if they are found to be in the best interest of the Company based on all relevant facts. Pursuant to the Code of Ethics, conflicts of interest are to be disclosed to and reviewed by a superior employee to the related person who does not have a conflict of interest, and additionally, if more than trivial size, by the superior of the reviewing person. Conflicts of interest involving directors are reviewed by the full Board or by a committee of the Board on which the director does not serve. Related party transactions required to be disclosed in the Company’s SEC reports are reported through its disclosure controls and procedures.

The transactions disclosed in this section entitled “Certain Relationships and Related Party Transactions — Specific Transactions” (a) were not required to be reviewed, ratified or approved pursuant to the Code of Ethics and (b) comply with the Company’s policies and procedures with respect to conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the SEC and the NYSE initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission’s rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports, other information available to the Company, and written representations from reporting persons that no other reports were required, all such reports concerning beneficial ownership were filed in a timely manner by reporting persons with the following exceptions which were due to administrative oversights: three Form 4 reports relating to three transactions in our Common Stock were filed late for Mr. Scott Surplus, who became our principal accounting officer on July 1, 2008.

ADDITIONAL INFORMATION

Stockholder Proposals

Proposals of stockholders to be considered for presentation at the Company’s 2011 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 should be received by the Company by November 25, 2010, in order to be considered for inclusion in the Proxy Statement for that meeting. Pursuant to the Company’s Bylaws, a stockholder must deliver notice, mailed to and received at the principle executive offices of the Company, not less than 120 calendar days nor more than 150 calendar days before the anniversary date of the Company’s Proxy Statement released to stockholders in connection with the prior year’s Annual Meeting. However, if the date of the Company’s 2010 Annual Meeting has been changed by more than 30 days from the date contemplated at the time of the prior year’s Proxy Statement, a stockholder’s notice must be received by the Secretary of the Company not later than 60 days before the date the Company commences mailing of its proxy materials in connection with the 2010 Annual Meeting. In accordance with these provisions, stockholders must deliver notice to the Company no earlier than October 26, 2010 and no later than November 25, 2010 for stockholder proposals to be considered at the Company’s 2011 Annual Meeting.

In addition to the requirements in the Company’s Bylaws regarding stockholder proposals generally, the Bylaws also provide that a stockholder may nominate a person for election to the Board by delivering timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s Annual Meeting. Such stockholder’s notice to the Secretary of the Company shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected), and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company’s books, of such stockholder and (b) the class and number of shares of voting stock of the Company which are beneficially owned by such stockholder. In accordance with these provisions, stockholders must deliver notice to the Company no earlier than January 5, 2011 and no later than February 4, 2011 for stockholder nominations of directors to be considered at the Company’s 2011 Annual Meeting.

With respect to Proxies submitted for the 2011 Annual Meeting, the Company management will have discretionary authority to vote on any matter for which the Company does not receive notice by the date specified in the advance notice provisions of the Company’s Bylaws described above, pursuant to Rule 14a-4(c)(1) of the Exchange Act.

Other Matters

The Board of the Company does not know of any other matters to be acted upon at the meeting. However, if any other matter properly comes before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.

Financial Statements Available

A copy of the Company’s 2009 Annual Report containing the audited consolidated balance sheet at December 31, 2009, and the related consolidated statements of income, cash flows, stockholders’ equity and comprehensive income for the year ended December 31, 2009, will be furnished at no charge to each person to whom a Notice of Internet Delivery of Proxy Materials is delivered upon the written request of such person addressed to Denise C. McWatters, Vice President, Secretary and General Counsel, Holly Corporation, 100 Crescent Court, Suite 1600, Dallas, TX, 75201-6915. The Annual Report does not constitute a part of the proxy solicitation material unless and only to the extent specifically referred to in this Proxy Statement.

Voting Via the Internet or By Telephone

If you have shares registered directly with the Company’s transfer agent, you may choose to vote those shares via the internet or by telephone. Specific instructions for registered stockholders interested in voting via the internet or by telephone are set forth on the enclosed proxy card. If you hold shares with a broker or bank, you may also be eligible to vote via the internet or by telephone if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions.

Votes submitted via the internet or by telephone must be received by the transfer agent by 11:59 p.m., Eastern Daylight Time, on May 4, 2010. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. A stockholder voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

DENISE C. MCWATTERS
Secretary

HOLLY CORPORATION
ATTN: LEGAL DEPARTMENT
100 CRESCENT COURT SUITE 1600
DALLAS, TX 75201-6915
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN   SIGNED  AND  DATED.

	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1.	Election of Directors
Nominees:
01	Buford P. Berry 02 Matthew P. Clifton 03 Leldon E. Echols 04 Robert G. McKenzie 05 Jack P. Reid

06	Paul T. Stoffel 07 Tommy A. Valenta

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Ratification of the recommendation of the Company’s Audit Committee, endorsed by the Board, of the selection of Ernst & Young, LLP, an independent registered public accounting firm, as the Company’s auditor for the year 2010.	☐	☐	☐

NOTE: You may also be asked to act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HOLLY CORPORATION
Annual Meeting of Stockholders
May 5, 2010 10:00 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Matthew P. Clifton, Bruce R. Shaw and Denise C. McWatters, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOLLY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM CDT on May 5, 2010 at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side